    As filed with the Securities and Exchange Commission on January 17, 2007

                                             REGISTRATION NO. 333-______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 NEUROCHEM INC.
             (Exact name of Registrant as specified in its charter)

                                   ----------

      Canada                          2834                      Not Applicable
(Province or other             (Primary Standard               (I.R.S. Employer
  jurisdiction of          Industrial Classification         Identification No.)
 incorporation or                 Code Number)
   organization)

                          275 Armand-Frappier Boulevard
                          Laval, Quebec H7V 4A7, Canada
                                 (450) 680-4500
   (Address and telephone number of Registrant's principal executive offices)

                                   ----------

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                                 (212) 894-8400
 (Name, address (including zip code) and telephone number (including area code)
                   of agent for service in the United States)

                                   ----------

                                   Copies to:

       Richard Cherney, Esq.                  David Skinner                  Scott M. Tayne, Esq.
Davies Ward Phillips & Vineberg LLP           Neurochem Inc.          Davies Ward Phillips & Vineberg LLP
    1501, avenue McGill College       275 Armand-Frappier Boulevard     625 Madison Avenue, 12th Floor
  Montreal, Quebec H3A 3N9, Canada    Laval, Quebec H7V 4A7, Canada           New York, NY 10022
           (514) 841-6400                     (450) 680-4500                    (212) 588-5500

                                   ----------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                      SALE OF THE SECURITIES TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                           Province of Quebec, Canada
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. [ ] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. [X]  At some future date (check the appropriate box below)

   1. [ ] pursuant to Rule 467(b) on (__________) at (_____) (designate a time not sooner than 7 calendar days after filing).

   2. [ ] pursuant to Rule 467(b) on (__________) at (_____) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (__________).

   3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

   4. [X] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each Class of                           Proposed Maximum     Amount of
   Securities to be             Amount to be        Aggregate       Registration
      Registered                 Registered       Offering Price         Fee
--------------------------------------------------------------------------------
Common Shares
--------------------------------------------------------------------------------
   Total                       $__________(1)   $60,000,000(2)(3)      $6,420
================================================================================

(1) There are being registered hereunder such indeterminate number of common shares as shall have an aggregate initial offering price not to exceed US$60,000,000.

(2)  In United States dollars or the equivalent thereof in Canadian dollars.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

================================================================================
                                       Proposed      Proposed
                                        Maximum       Maximum
   Title of Each                       Offering      Aggregate       Amount of
Class of Securities    Amount to be      Price       Offering       Registration
  to be Registered      Registered     Per Unit        Price            Fee
--------------------------------------------------------------------------------
6% Convertible
   Senior Notes due
   2026 to be sold
   by selling
   securityholders    $42,085,000       100%(1)   $42,085,000(1)   $  4,503.10
Common Shares to be
   sold by selling
   securityholders      2,134,471(2)    ____(3)   $__________(3)   $__________(3)
================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(i).

(2) This number represents the number of common shares that are initially issuable upon conversion of the 6% Convertible Senior Notes due 2026 (the "Notes") registered hereby. For purposes of estimating the number of common shares to be included in the registration statement upon the conversion of the Notes, we calculated the number of common shares issuable upon conversion of the Notes based on a conversion rate of 50.7181 common shares per $1,000 principal amount of the Notes. In addition to the common shares set forth in the table, pursuant to Rule 416 under the Securities Act, this registration statement also shall cover any additional common shares which become issuable in connection with the common shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding common shares.

(3) Pursuant to Rule 457(i), no filing fee is required for registration of the common shares.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

================================================================================

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Neurochem at 275 Armand-Frappier Boulevard, Laval, Quebec H7V 4A7 telephone (450) 680-4500.

      PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS DATED JANUARY 16, 2007

NEW ISSUE AND SECONDARY OFFERING

                                (NEUROCHEM LOGO)

                                 NEUROCHEM INC.
                                 US$102,085,000
                             COMMON SHARES AND NOTES

This prospectus relates to the offering (each, an "Offering") from time to time of common shares (the "Common Shares") or the resale of the "Notes" (as defined herein and, together with the Common Shares, collectively, the "Securities") of Neurochem Inc. ("Neurochem," the "Company," or "we") including the Common Shares issuable upon conversion of such Notes and the Common Shares issuable under the "ELOC" (as defined herein) in Canada and the United States up to an aggregate offering price of US$102.085 million during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid and the resale of Securities issued hereunder from time to time. The Common Shares are listed on The Nasdaq Global Market ("NASDAQ") under the symbol "NRMX" and on the Toronto Stock Exchange ("TSX") under the symbol "NRM." On January 12, 2007, the closing price of the Common Shares on NASDAQ was US$18.19 per share. On January 15, 2007, the closing price of the Common Shares on the TSX was CDN$20.55 per share. THERE IS CURRENTLY NO MARKET THROUGH WHICH THE NOTES MAY BE SOLD AND PURCHASERS MAY NOT BE ABLE TO RESELL SUCH SECURITIES PURCHASED UNDER THE SHORT FORM BASE SHELF PROSPECTUS. THIS MAY AFFECT THE PRICING OF THE NOTES IN THE SECONDARY MARKET, THE TRANSPARENCY AND AVAILABILITY OF TRADING PRICES, THE LIQUIDITY OF THE SECURITIES AND THE EXTENT OF ISSUER REGULATION. SEE "RISK FACTORS."

All shelf information permitted under securities legislation to be omitted from this base shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers together with the base shelf prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

The Securities may be sold through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by Neurochem or any selling securityholders. A prospectus supplement will set out the names of any underwriters, dealers, agents or selling securityholders involved in the sale of the Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for the Securities, including the proceeds to Neurochem, the amounts and prices at which the Securities are sold and the compensation of such underwriters, dealers or agents.

Certain risk factors should be considered by prospective investors in connection with an investment in Securities of the Company. See "Risk factors."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION OF THE UNITED STATES (THE "SEC") NOR ANY STATE SECURITIES REGULATOR HAS APPROVED, DISAPPROVED OR OTHERWISE PASSED UPON THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Neurochem is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Neurochem prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements prepared in accordance with generally accepted accounting principles of the United States ("US GAAP"). The Notes to Neurochem's consolidated financial statements set forth the principal differences between Canadian GAAP and US GAAP as they relate to Neurochem's business.

The ability of United States investors to enforce civil liabilities under United States federal securities laws may be affected adversely because Neurochem is incorporated under the laws of Canada, most of its officers and directors and most of the experts named in this prospectus are Canadian residents, and most of Neurochem's assets and the assets of said persons are or may be located outside the United States.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This prospectus does not describe these tax consequences. You should consult your own tax advisor with respect to your own particular circumstances.

NO UNDERWRITER HAS BEEN INVOLVED IN THE PREPARATION OF THIS PROSPECTUS OR PERFORMED ANY REVIEW OF THE CONTENTS OF THIS PROSPECTUS.

NEUROCHEM'S EARNINGS COVERAGE RATIO IS LESS THAN ONE-TO-ONE. SEE "EARNINGS COVERAGE RATIO."

You should rely only on the information contained or incorporated by reference in this prospectus. Neurochem has not authorized anyone to provide you with information different from that contained in this prospectus or incorporated herein by reference. Neurochem is offering to sell its Securities and seeking offers to buy its Securities only in the jurisdictions where offers and sales are permitted. Unless otherwise indicated, the information contained in this prospectus is accurate only as at the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Securities.

TABLE OF CONTENTS

GLOSSARY..................................................................     1
PROSPECTUS SUMMARY........................................................     3
RISK FACTORS..............................................................     8
FORWARD-LOOKING STATEMENTS................................................    26
EXCHANGE RATE INFORMATION.................................................    26
USE OF PROCEEDS...........................................................    27
CAPITALIZATION AND CHANGES IN LOAN AND CAPITAL STRUCTURE..................    28
PRICE RANGE AND TRADING VOLUMES OF COMMON SHARES..........................    30
DIVIDEND POLICY...........................................................    30
OUR BUSINESS..............................................................    31
DESCRIPTION OF SHARE CAPITAL..............................................    35
EARNINGS COVERAGE RATIO...................................................    36
DESCRIPTION OF SECURITIES.................................................    37
DESCRIPTION OF THE NOTES..................................................    37
THE EQUITY LINE OF CREDIT FACILITY........................................    71
SELLING SECURITYHOLDERS...................................................    74
PLAN OF DISTRIBUTION......................................................    75
CORPORATE INFORMATION AND REGISTERED OFFICE...............................    80
DOCUMENTS INCORPORATED BY REFERENCE.......................................    81
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT.....................    83
WHERE YOU CAN FIND MORE INFORMATION.......................................    83
ENFORCEMENT OF CIVIL LIABILITIES..........................................    83
TRANSFER AGENT AND REGISTRAR..............................................    83
LEGAL MATTERS.............................................................    84
LEGAL PROCEEDINGS.........................................................    84
INDEPENDENT CHARTERED ACCOUNTANTS.........................................    84
PURCHASERS' STATUTORY RIGHTS..............................................    84
AUDITORS' CONSENT.........................................................   A-1
CERTIFICATE OF NEUROCHEM INC..............................................   C-1

Glossary

Except where the context requires otherwise, the following terms as used in this prospectus have the meanings assigned to them below.

"AA AMYLOIDOSIS" means Amyloid A amyloidosis;

"AD" means Alzheimer's disease;

"AFFILIATES" means, collectively, Neurochem (International) Limited, a Swiss corporation, Neurochem Holdings Limited, a Swiss corporation, Neurochem Luxco I S.A.R.L., a Luxembourg corporation, Neurochem Luxco II S.A.R.L., a Luxembourg corporation, Neurochem Luxco I S.C.S. a Luxembourg limited partnership, Neurochem U.S. LLC, a Delaware limited liability company (each individually sometimes referred to herein as an "AFFILIATE");

"BUSINESS DAY" is a day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York, in the State of New York (United States of America) or in the city in which the Trustee administers its corporate trust business;

"CAA" means Cerebral Amyloid Angiopathy;

"CANADIAN GAAP" means Canadian generally accepted accounting principles;

"CENTOCOR" means Centocor, Inc., a subsidiary of Johnson & Johnson;

"CITYPLATZ" means Cityplatz Limited, a corporation organized and existing under the laws of the British Virgin Islands with its head and principal office in the Isle of Man;

"COMMON SHARES" means the common shares of the capital of Neurochem Inc.;

"COMPANY," "NEUROCHEM," "WE," "US" and "OUR" mean or refer to Neurochem Inc. and, unless the context otherwise requires, its subsidiaries and its Affiliates;

"DRAW-DOWN PRICING PERIOD" means a period of up to twenty-one consecutive trading days, in multiples of three trading days, over which the volume-weighted average price of the Common Shares determines the price at which our Common Shares will be sold to Cityplatz in the applicable drawdown under the ELOC;

"DTC" means the Depository Trust Company;

"EMEA" means the European Medicines Agency;

"ELOC" means the equity line of credit facility described herein (see "Equity line of credit facility");

"FDA" means the United States Food and Drug Administration;

"INDENTURE" means the trust indenture dated as of November 9, 2006 between Neurochem and the Trustee;

"INTEREST PAYMENT DATE" means a date on which interest must be paid on the Notes pursuant to the Indenture;

"MAA" means marketing authorization application;

"MATURITY DATE" has the meaning assigned to it in the Indenture;

"NDA" means new drug application;

"NOTES" means US$42,085,000 aggregate principal amount of 6% senior convertible notes of Neurochem Inc. due 2026;

"OFFERING" means any offering of a tranche of Securities made pursuant to this prospectus and any supplement(s) hereto during the 25-month period that this short form base shelf prospectus, including any amendments hereto, remains valid;

"ORDER" means the order from the securities regulatory authorities of each of the provinces of Canada dated January 17, 2007 granting certain exemptive relief with respect to this prospectus;

"PORTAL MARKET" means the Private Offerings, Resale and Trading through Automatic Linkages system of the National Association of Securities Dealers, Inc.;

"PREFERRED SHARES" means the preferred shares in the capital of Neurochem Inc.;

"REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement dated as of November 9, 2006 by and between Neurochem and UBS Securities LLC;

"REGULATION 14E" means Regulation 14E under the Securities Exchange Act;

"RULE 13E-4" means Rule 13e-4 under the Securities Exchange Act;

"SEC" means the United States Securities and Exchange Commission;

"SECURITIES" means Common Shares and Notes;

"SECURITIES EXCHANGE ACT" means the United States Securities Exchange Act of
1934;

"TAX ACT" means the Income Tax Act (Canada) and the regulations thereunder;

"TRADING MARKET" means any tier of NASDAQ, the TSX, the American Stock Exchange, the New York Stock Exchange or the OTC Bulletin Board;

"TRUSTEE" means The Bank of New York, acting as trustee under the Indenture;

"TRUST INDENTURE ACT" means the United States Trust Indenture Act of 1939;

"TSX" means the Toronto Stock Exchange;

"US GAAP" means generally accepted accounting principles of the United States;

"US SECURITIES ACT" means the United States Securities Act of 1933;

Prospectus summary

The following is a summary only and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, the terms "we," "us," "our," "Neurochem" or the "Company" mean or refer to Neurochem Inc. and, unless the context otherwise requires, its subsidiaries and its Affiliates (as such term is defined in this prospectus). The holdings of Common Shares or actions in respect of our securities by Picchio Pharma Inc. through P.P. Luxco Holdings II S.A.R.L. are referred to in and for the purposes of this prospectus as being holdings and actions of Picchio Pharma.

OUR BUSINESS

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics to address critical unmet medical needs. We currently have one program for which we have completed and submitted a NDA to the FDA, one program in Phase III clinical development with two clinical trials ongoing, and another program which has completed a Phase IIa clinical trial. Each of these programs targets disorders for which there are currently no known cures and limited therapies. As our drugs target what are known or believed to be the underlying causes of disorders and potentially inhibit further disease progression, the product candidates are referred to as "disease modifiers."

As they all target amyloid-related diseases, our investigational product candidates consist of small molecules that have been shown to interfere with amyloidosis and the associated build-up of amyloid leading to the damage of the tissues in the body and/or their related functions. Both eprodisate (KIACTA(TM); formerly FIBRILLEX(TM)) and tramiprosate (ALZHEMED(TM) and CEREBRIL(TM)), our most advanced product candidates, are based on this technology.

Eprodisate (KIACTA(TM)) completed a Phase II/III clinical trial in December 2004. Eprodisate (KIACTA(TM)) is targeted to treat AA amyloidosis, a fatal disease, which is often associated with kidney dysfunction. In December 2004, through our wholly-owned subsidiary, Neurochem (International) Limited, we entered into a definitive collaboration and distribution agreement with Centocor, for the exclusive distribution rights for eprodisate (KIACTA(TM)) for the prevention and treatment of AA amyloidosis. We submitted to the FDA the final modules of our NDA for eprodisate (KIACTA(TM)) in February 2006 and are now seeking marketing approval of eprodisate (KIACTA(TM)) for the treatment of AA amyloidosis. This most recent submission completed the "rolling" NDA that was initiated in August 2005 under the Continuous Marketing Application (CMA) Pilot 1 program. The FDA agreed in June 2005 to file and review the NDA. See "Recent developments." In August 2006, we received an approvable letter from the FDA with respect to the eprodisate (KIACTA(TM)) NDA. In September 2006, our Marketing Authorization Application or MAA for eprodisate (KIACTA(TM)) was validated by the EMEA and in October 2006, we announced that we had submitted a complete response to the FDA approvable letter for eprodisate (KIACTA(TM)). See "Recent developments." KIACTA(TM) is a trademark of Centocor.

Tramiprosate (ALZHEMED(TM)) is being developed for the treatment of AD. Tramiprosate (ALZHEMED(TM)) is currently in two Phase III clinical trials, designed to assess the safety, efficacy and disease-modifying effect of tramiprosate (ALZHEMED(TM)) in mild-to-moderate AD patients. The clinical trials began in North America and Europe in June 2004 and September 2005, respectively. The North American Phase III clinical trial is fully enrolled and is expected to be completed in January 2007. Enrolment of patients participating in the European clinical trial is scheduled to be completed in early 2007. We are in discussions with various potential partners with respect to collaboration on and the commercialization of tramiprosate (ALZHEMED(TM)).

Tramiprosate (CEREBRIL(TM)) is designed for the treatment of Hemorrhagic Stroke due to CAA. A Phase IIa clinical trial was completed in January 2004. We are currently prioritizing our human and financial resources on the development of our eprodisate (KIACTA(TM)) and tramiprosate (ALZHEMED(TM)) programs. Accordingly, we plan to await the outcome of one or both of these programs before advancing our CAA program any further.

We also have ongoing discovery programs that are focused on the development of next generation AD compounds and a vaccine for the prevention and/or treatment of AD.

DESCRIPTION OF SECURITIES

This prospectus qualifies:

- the resale of up to US$60 million worth of Common Shares that we may sell to Cityplatz Limited pursuant to an equity line of credit facility (see "Our business-Equity line of credit facility") entered into by the Company in August 2006. For a description of the Common Shares, please see "Description of share capital."

- the resale of US$42.085 million aggregate principal amount of 6% convertible senior unsecured Notes due 2026 issued under an Indenture dated as of November 9, 2006 between the Company and The Bank of New York, as trustee, and the Common Shares issuable upon conversion of the Notes. For a description of the Notes, please see "Description of the Notes."

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the six months ended December 31, 2003 and for the years ended December 31, 2004 and 2005 are derived from our audited consolidated financial statements. The following summary consolidated financial data as of September 30, 2006 and for the nine-months ended September 30, 2006 and 2005 are derived from our unaudited interim consolidated financial statements. For your convenience, and as presented in the audited consolidated financial statements and unaudited interim consolidated financial statements referred to above, we have converted certain Canadian dollar amounts for the year ended December 31, 2005, at September 30, 2006 and for the nine months then ended into US dollars at the rate of US$0.8577 per CDN$1.00 and US$0.8966 per CDN$1.00, respectively (the noon exchange rate quoted by the Bank of Canada on December 31, 2005 and September 30, 2006, respectively). You should not view these currency translations as a representation that the Canadian dollar amounts actually represent the indicated US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.

This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus and on file with the SEC. For more details on how you can obtain our SEC reports incorporated by reference into this prospectus, see "Where you can find more information."

We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles. See the supplemental note to our audited consolidated financial statements and to our unaudited consolidated interim financial statements incorporated by reference into this prospectus for a description of the principal differences between Canadian generally accepted accounting principles and US generally accepted accounting principles.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                    SIX MONTHS                                              NINE MONTHS   NINE MONTHS   NINE MONTHS
                                       ENDED      YEAR ENDED    YEAR ENDED     YEAR ENDED      ENDED         ENDED         ENDED
(in thousands, except share and    DECEMBER 31,    DECEMBER    DECEMBER 31,     DECEMBER     SEPTEMBER     SEPTEMBER     SEPTEMBER
per share data)                        2003        31, 2004        2005         31, 2005      30, 2005      30, 2006      30, 2006
                                   ------------   ----------   ------------   -----------   -----------   -----------   -----------
                                      (CDN$)        (CDN$)        (CDN$)         (US$)         (CDN$)        (CDN$)        (US$)
Revenues:
   Collaboration agreement .....            --           132         3,384         2,902         2,777         1,822         1,634
   Reimbursable costs ..........            --           195         1,057           907           827           605           542
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                            --           327         4,441         3,809         3,604         2,427         2,176
Expenses:
   Research and development ....         8,661        30,957        50,495        43,310        38,807        42,529        38,131
   Research tax credits and
      grants ...................        (1,122)       (1,799)       (4,393)       (3,768)       (2,664)       (1,463)       (1,312)
   Other research and
      development charges ......            --            --            --            --            --         1,277         1,145
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                         7,539        29,158        46,102        39,542        36,143        42,343        37,964
   General and administrative ..         7,454        17,953        22,212        19,051        17,819         9,850         8,832
   Arbitral award ..............            --            --            --            --            --         2,089         1,873
   Reimbursable costs ..........            --           195         1,057           907           827           605           542
   Stock-based compensation ....            --         4,038         4,795         4,113         3,930         2,996         2,686
   Special charges .............            --         1,676            --            --            --            --            --
   Depreciation of property and
      equipment ................           557         1,801         2,028         1,739         1,548           945           847
   Amortization and write-off of
      patent costs .............            89           245         1,161           996           228           381           342
   Interest and bank charges ...            46           277           462           396           380            74            66
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                        15,685        55,343        77,817        66,744        60,875        59,283        53,152
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income before undernoted
   items .......................       (15,685)      (55,016)      (73,376)      (62,935)      (57,271)      (56,856)      (50,976)
Investment income and other:
   Interest income .............           520         1,030         2,082         1,786         1,475         1,702         1,526
   Foreign exchange gain
      (loss) ...................        (1,747)        1,298           187           160           (68)         (595)         (533)
   Other income ................           139           289           935           802           638         1,207         1,082
   Share of loss in a company
      subject to significant
      influence ................            --            --        (3,124)       (2,679)       (2,153)       (2,210)       (1,981)
   Non-controlling interest ....            --            --           930           798           641           724           649
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net loss .......................       (16,773)      (52,399)      (72,366)      (62,068)      (56,738)      (56,028)      (50,233)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
Net loss per share, basic and
   diluted .....................         (0.63)        (1.74)       (2,06)         (1.77)        (1.65)        (1.45)        (1.30)
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========
Basic weighted average number of
   Common Shares outstanding ...    26,813,836    30,156,194    35,104,342    35,104,342    34,288,153    38,589,402    38,589,402
                                    ==========    ==========    ==========    ==========    ==========    ==========    ==========


CONSOLIDATED BALANCE SHEET DATA

                                                                   AS OF SEPTEMBER 30, 2006
                                                      --------------------------------------------------
(in thousands)                                        ACTUAL   AS ADJUSTED (1)  ACTUAL   AS ADJUSTED (1)
                                                      ------   ---------------  ------   ---------------
                                                      (CDN$)        (CDN$)       (US$)        (US$)
Cash, cash equivalents and marketable securities ..   26,769        71,565      24,001        64,165
Working capital ...................................   14,416        59,212      12,925        53,089
Total assets ......................................   53,508       100,008      47,976        89,668
6% Convertible senior notes .......................       --        37,324          --        33,465
Other long-term liabilities (2) ...................      610           610         547           547
Total liabilities .................................   45,541        82,865      40,832        74,297
Non-controlling interest ..........................    1,030         1,030         923           923
Total shareholders' equity ........................    6,937        16,113       6,221        14,448

                                        6

----------
(1) As adjusted to give effect to the sale, on November 9, 2006 and November 17, 2006, of the Notes, after deducting discounts and commissions and offering expenses we paid. Under Canadian generally accepted accounting principles, the Notes would be considered a compound financial instrument, and accordingly we will separately record on our balance sheet the liability component (US$33.5 million) and equity component (US$8.6 million). In addition, offering expenses related to the equity component in the amount of US$0.4 million will be charged to the deficit. Under US GAAP, the full amount of the Notes would be considered a liability and the aggregate amount of US$42.1 million would be recorded on our balance sheet as 6% convertible senior notes. No amount would be allocated to the equity component under US GAAP.

(2) Excluding a long-term deferred gain on sale of property of CDN$18.7 million.

Risk factors

Investing in our Securities involves a significant amount of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus and the documents incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such an event, the trading price of our Securities could decline and you may lose part or all of your investment. Any reference in this section to our "products" includes a reference to our product candidates and future products we may develop.

RISKS RELATED TO US AND OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND WE HAVE NOT GENERATED ANY PRODUCT SALES REVENUE TO DATE. WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

Our potential product candidates are still only in development, and as a result we have not to date generated any revenues from product sales. We have incurred substantial expenses in our efforts to develop products. Consequently, we have generated operating losses each year since our inception, and as of December 31, 2005, we had an accumulated deficit of approximately CDN$220.7 million or US$189.3 million. Our losses have adversely impacted, and will continue to adversely impact our working capital, total assets and shareholders' equity. We do not expect to generate any significant revenues from product sales in the immediate future, and our expenses are likely to increase as we continue to expand our research and development and clinical study programs and our sales and marketing activities and seek regulatory approval for our product candidates. We may never commercialize any products. Even if we succeed in developing commercial products, we expect to incur additional operating losses for at least the next several years. If we do not ultimately commercialize products and achieve or maintain profitability, an investment in our shares could result in a significant or total loss.

WE DO NOT HAVE THE REQUIRED APPROVALS TO MARKET ANY OF OUR PRODUCT CANDIDATES, AND WE DO NOT KNOW IF WE WILL EVER RECEIVE SUCH APPROVALS.

None of our product candidates has received regulatory approval for commercial sale. We cannot market a pharmaceutical product in any jurisdiction until it has completed rigorous pre-clinical testing and clinical trials and such jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and efficacy of our product candidates before we can submit regulatory applications. Preparing, submitting and advancing applications for regulatory approval is complex, expensive and time consuming and entails significant uncertainty. The New Drug Application filing process for the first of our product candidates was completed in April, 2006, and only in relation to the FDA. See "Our business -- Recent developments." Even if a product candidate is approved by the FDA or any other regulatory authority, we may not obtain approval for an indication whose market is large enough to recoup our investment in that product candidate. We may never obtain the required regulatory approvals for any of our product candidates.

OUR CLINICAL TRIALS MAY NOT YIELD RESULTS WHICH WILL ENABLE US TO OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS.

We will only receive regulatory approval for a product candidate if we can demonstrate in carefully designed and conducted clinical trials that the product candidate is safe and effective. We do not know whether our pending or any future clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. The FDA has indicated to us that if it grants marketing approval for eprodisate (KIACTA(TM)), such approval will need to be supplemented by complementary clinical studies aimed at specific matters, including QT cardiac status clinical studies. Unfavourable data from those studies could result in withdrawal of marketing approval. In addition, the FDA has requested additional supporting information, including clinical data, in connection with the approval process for eprodisate (KIACTA(TM)). See "Our business -- Recent developments." Clinical trials are lengthy, complex, expensive and uncertain processes. It takes

RISK FACTORS

several years to complete testing, and failure can occur at any stage of testing. Results attained in pre-clinical testing and early clinical studies, or trials, may not be indicative of results that are obtained in later studies. We may suffer significant setbacks in advanced clinical trials, even after promising results in earlier studies. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial or discontinue development of one or more of our product candidates. Further, actual results may vary once the final and quality-controlled verification of data and analyses has been completed. If we fail to adequately demonstrate the safety and efficacy of our products under development, we will not be able to obtain the required regulatory approvals to commercialize our product candidates.

Clinical trials are subject to continuing oversight by governmental regulatory authorities and institutional review boards and:

-    must meet the requirements of these authorities;

-    must meet requirements for informed consent; and

-    must meet requirements for good clinical practices.

We may not be able to comply with these requirements in respect of one or more of our product candidates.

We rely on third parties, including contract research organizations and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failing to complete, these trials if one or more third parties fails to perform with the speed and level of competence we expect.

If clinical trials for a product candidate are unsuccessful, we will be unable to commercialize such product candidate. If one or more of our clinical trials is delayed, we will be unable to meet our anticipated development or commercialization timelines. Either circumstance could cause the price of the Common Shares to decline.

IF WE ENCOUNTER DIFFICULTIES ENROLLING PATIENTS IN OUR CLINICAL TRIALS, OUR TRIALS COULD BE DELAYED OR OTHERWISE ADVERSELY AFFECTED.

Clinical trials for our product candidates require that we identify and enrol a large number of patients with the disorder under investigation. We may not be able to enrol a sufficient number of patients to complete our clinical trials in a timely manner. Patient enrolment is a function of many factors including:

-    design of the protocol;

-    the size of the patient population;

-    eligibility criteria for the study in question;

-    perceived risks and benefits of the drug under study;

-    availability of competing therapies;

-    efforts to facilitate timely enrolment in clinical trials;

-    patient referral practices of physicians; and

-    availability of clinical trial sites.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing clinical trials.

A SETBACK IN ANY OF OUR CLINICAL TRIALS WOULD LIKELY CAUSE A DROP IN THE PRICE OF THE COMMON SHARES.

We have completed a Phase II/III clinical trial of eprodisate (KIACTA(TM) - formerly FIBRILLEX(TM)) and have initiated two Phase III clinical trials of tramiprosate (ALZHEMED(TM)). Study data for the Phase II/III clinical trial of eprodisate (KIACTA(TM)) was released in the second quarter of 2005. With respect to the results of the Phase II/III clinical trial, the primary efficacy analysis consisted of a stringent pre-specified

RISK FACTORS

p-value of 0.01, which was not met. Setbacks in any phase of the clinical development of our product candidates would have an adverse financial impact (including with respect to our collaboration agreement and distribution agreement with Centocor) could jeopardize FDA or EMEA approval and would likely cause a drop in the price of our Common Shares. The FDA issued an approvable letter for eprodisate (KIACTA(TM)) in August, 2006. See "Our business -- Recent developments." Moreover, because tramiprosate (ALZHEMED(TM)) and tramiprosate (CEREBRIL(TM)) are the same compound targeted at different indications, a failure in the development of either of these product candidates could have a negative impact on the development of the other.

EVEN IF WE OBTAIN REGULATORY APPROVALS FOR OUR PRODUCT CANDIDATES, WE WILL BE SUBJECT TO STRINGENT ONGOING GOVERNMENT REGULATION.

Even if regulatory authorities approve any of our product candidates, the manufacture, marketing and sale of such products will be subject to strict and ongoing regulation. Compliance with such regulation will be expensive and consume substantial financial and management resources. For example, an approval for a product may be conditioned on our conducting costly post-marketing follow-up studies. For example, the FDA has indicated to us that if it grants marketing approval for eprodisate (KIACTA(TM)), such approval will need to be supplemented by complementary clinical studies aimed at specific matters, including QT cardiac status clinical studies. In addition, if based on these studies, a regulatory authority does not believe that the product demonstrates a benefit to patients, such authority could limit the indications for which the product may be sold or revoke the product's regulatory approval.

We and our contract manufacturers will be required to comply with applicable current Good Manufacturing Practice ("GMP") regulations for the manufacture of our products. These regulations include requirements relating to quality assurance, as well as the corresponding maintenance of records and documentation. Manufacturing facilities must be approved before we can use them in commercial manufacturing of our products and are subject to subsequent periodic inspection by regulatory authorities. In addition, material changes in the methods of manufacturing or changes in the suppliers of raw materials are subject to further regulatory review and approval.

If we or any future marketing collaborators or contract manufacturers fail to comply with applicable regulatory requirements, we may be subject to sanctions including fines, product recalls or seizures, injunctions, total or partial suspension of production, civil penalties, withdrawals of previously granted regulatory approvals and criminal prosecution. Any of these penalties could delay or prevent the promotion, marketing or sale of our products.

IF OUR PRODUCTS DO NOT GAIN MARKET ACCEPTANCE, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUES.

Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors including:

-    demonstration of clinical effectiveness and safety;

- the advantages and disadvantages of our products relative to alternative treatments;

- the availability of acceptable pricing and adequate third-party reimbursement; and

-    the effectiveness of marketing and distribution methods for the products.

If our products do not gain market acceptance among physicians, patients and others in the medical community, our ability to generate significant revenues from our products would be limited.

WE MAY NOT ACHIEVE OUR PROJECTED DEVELOPMENT GOALS IN THE TIME FRAMES WE ANNOUNCE AND EXPECT.

We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory submission and approval dates and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process and delays in achieving manufacturing or marketing arrangements sufficient to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned or that we will be able to adhere to our current schedule for the launch of any of

RISK FACTORS

our products. If we fail to achieve one or more of these milestones as planned, the price of the Common Shares would likely decline.

IF WE FAIL TO OBTAIN ACCEPTABLE PRICES OR ADEQUATE REIMBURSEMENT FOR OUR PRODUCTS, OUR ABILITY TO GENERATE REVENUES WILL BE DIMINISHED.

Our ability to successfully commercialize our products will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payers, such as government and private insurance plans. While we have not commenced discussions with any such parties, these third-party payers frequently require companies to provide predetermined discounts from list prices, and they are increasingly challenging the prices charged for pharmaceuticals and other medical products. Our products may not be considered cost-effective, and reimbursement to the patient may not be available or sufficient to allow us to sell our products on a competitive basis. We may not be able to negotiate favourable reimbursement rates for our products.

In addition, the continuing efforts of third-party payers to contain or reduce the costs of healthcare through various means may limit our commercial opportunity and reduce any associated revenue and profits. We expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care will continue to put pressure on the pricing of pharmaceutical and biopharmaceutical products. Cost control initiatives could decrease the price that we or any current or potential collaborators could receive for any of our products and could adversely affect our profitability. In addition, in Canada and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to government control.

If we fail to obtain acceptable prices or an adequate level of reimbursement for our products, the sales of our products would be adversely affected or there may be no commercially viable market for our products.

COMPETITION IN OUR TARGETED MARKETS IS INTENSE, AND DEVELOPMENT BY OTHER COMPANIES COULD RENDER OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE.

The biopharmaceutical industry is highly competitive. New products developed by other companies in the industry could render our products or technologies non-competitive. Competitors are developing and testing products and technologies that would compete with the products that we are developing. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect competition from biopharmaceutical and pharmaceutical companies and academic research institutions to increase over time. Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and in obtaining regulatory approvals and patent protection for such products more rapidly than we can or at a lower price.

WE MAY NOT OBTAIN ADEQUATE PROTECTION FOR OUR PRODUCTS THROUGH OUR INTELLECTUAL PROPERTY.

Our success depends, in large part, on our ability to protect our competitive position through patents, trade secrets, trademarks and other intellectual property rights. The patent positions of pharmaceutical and biopharmaceutical firms, including Neurochem, are uncertain and involve complex questions of law and fact for which important legal issues remain unresolved. The patents issued or to be issued to us may not provide us with any competitive advantage. Our patents may be challenged by third parties in patent litigation, which is becoming widespread in the biopharmaceutical industry. In addition, it is possible that third parties with products that are very similar to ours will circumvent our patents by means of alternate designs or processes. We may have to rely on method of use protection for our compounds in development and any resulting products, which may not confer the same protection as compounds per se. We may be required to disclaim part of the term of certain patents. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that our patents would, if challenged, be held by a court to be valid or enforceable or that a competitor's technology or product would be

RISK FACTORS

found by a court to infringe our patents. Applications for patents and trademarks in Canada, the United States and in foreign markets have been filed and are being actively pursued by us. Pending patent applications may not result in the issuance of patents, and we may not develop additional proprietary products which are patentable.

Patent applications relating to or affecting our business have been filed by a number of pharmaceutical and biopharmaceutical companies and academic institutions. A number of the technologies in these applications or patents may conflict with our technologies, patents or patent applications, and such conflict could reduce the scope of patent protection which we could otherwise obtain. We could become involved in interference proceedings in the United States in connection with one or more of our patents or patent applications to determine priority of invention. Our granted patents could also be challenged and revoked in opposition proceedings in certain countries outside the United States.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

We currently have the right to use certain technology under license agreements with third parties. Our failure to comply with the requirements of material license agreements could result in the termination of such agreements, which could cause us to terminate the related development program and cause a complete loss of our investment in that program.

As a result of the foregoing factors, we may not be able to rely on our intellectual property to protect our products in the marketplace.

WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. There could be issued patents of which we are not aware that our products infringe or patents, that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

The biopharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. We are aware of, and have reviewed, third party patents relating to the treatment of amyloid related diseases, and we believe that our product candidates do not infringe any valid claim of these patents, although there can be no assurances of this. In the event of infringement or violation of another party's patent, we may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us.

PATENT LITIGATION IS COSTLY AND TIME CONSUMING AND MAY SUBJECT US TO
LIABILITIES.

Our involvement in any patent litigation, interference, opposition or other administrative proceedings will likely cause us to incur substantial expenses, and the efforts of our technical and management

RISK FACTORS

personnel will be significantly diverted. In addition, an adverse determination in litigation could subject us to significant liabilities. See "Our business -- Recent developments."

WE MAY NOT OBTAIN TRADEMARK REGISTRATIONS.

The Company has filed applications for trademark registrations in connection with our product candidates in various jurisdictions, including the United States. KIACTA(TM) is a trademark of Centocor. We do not believe that any of these current trademarks is critical to the success of the product candidate to which it relates, and we intend to file applications for other possible trademarks for our product candidates. No assurance can be given that any of our trademarks will be registered in the United States or elsewhere or that the use of any trademark will confer a competitive advantage in the marketplace. Furthermore, even if we are successful in our trademark registrations, the FDA has its own process for drug nomenclature and its own views concerning appropriate proprietary names. It also has the power, even after granting market approval, to request a company to reconsider the name for a product because of evidence of confusion in the market place. No assurance can be given that the FDA or any other regulatory authority will approve of any of our trademarks or will not request reconsideration of one of our trademarks at some time in the future. During the summer of 2006, the trademark KIACTA(TM) and not FIBRILLEX(TM) was accepted by the FDA thus far. In addition, pursuant to a settlement agreement dated October 3, 2005, with Alza Corporation, relative to their opposition to our trademark application for ALZHEMED(TM) in the United States, we agreed not to register ALZHEMED(TM) in the United States and elsewhere except for Canada, Switzerland, China, Japan, South Korea and Taiwan.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FINANCING, AND WE MAY NOT HAVE ACCESS TO SUFFICIENT CAPITAL.

We will require additional capital to pursue planned clinical trials, regulatory approvals, as well as further research and development and marketing efforts for our product candidates. Except as expressly described in this prospectus or the documents incorporated herein by reference, we do not anticipate generating significant revenues from operations in the near future, and we have no committed sources of capital, except pursuant to the ELOC facility. Although the ELOC provides that we can require the counterparty to purchase, at our election, up to US$60 million of Common Shares, there can be no assurances that we will be able to satisfy the closing conditions applicable to us under the facility. In addition, each advance under the ELOC is limited in that we cannot issue more than 4.9% of our issued and outstanding Common Shares in any one drawdown. We intend to raise additional funds through public or private financing, collaborations with other pharmaceutical companies or financing from other sources. Additional funding may not be available on terms which are acceptable to us. If adequate funding is not available on reasonable terms, we may need to delay, reduce or eliminate one or more of our product development programs or obtain funds on terms less favourable than we would otherwise accept. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our shareholders. Moreover, the incurrence of debt financing could result in a substantial portion of our future operating cash flow, if any, being dedicated to the payment of principal and interest on such indebtedness and could impose restrictions on our operations. This could render us more vulnerable to competitive pressures and economic downturns.

We anticipate that our existing working capital, access to the ELOC facility and anticipated revenues will be sufficient to fund our development programs, clinical trials and other operating expenses into fiscal 2008. However, our future capital requirements are substantial and may increase beyond our current expectations depending on many factors including:

- the duration and results of our clinical trials for eprodisate (KIACTA(TM)), tramiprosate (ALZHEMED(TM)) and tramiprosate (CEREBRIL(TM));

-    unexpected delays or developments in seeking regulatory approvals;

- the time and cost in preparing, filing, prosecuting, maintaining and enforcing patent claims;

- other unexpected developments encountered in implementing our business development and commercialization strategies;

RISK FACTORS

-    the outcome of litigation; if any; and

-    further arrangements, if any, with collaborators.

OUR REVENUES AND EXPENSES MAY FLUCTUATE SIGNIFICANTLY, AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN THE PRICE OF THE COMMON SHARES.

Our revenues and expenses have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our share price to decline. Some of the factors that could cause our revenues and expenses to fluctuate include:

- the inability to complete product development in a timely manner that results in a failure or delay in receiving the required regulatory approvals to commercialize our product candidates;

-    the timing of regulatory submissions and approvals;

- the timing and willingness of any current or future collaborators to invest the resources necessary to commercialize our product candidates;

-    the outcome of litigation, if any;

- the timing of achievement and the receipt of milestone payments from current or future collaborators; and

- failure to enter into new or the expiration or termination of current agreements with collaborators.

Due to fluctuations in our revenues and expenses, we believe that period-to-period comparisons of our results of operation are not indicative of our future performance. It is possible that in some future quarter or quarters, our revenues and expenses will be below the expectations of securities analysts or investors. In this case, the price of the Common Shares could fluctuate significantly or decline.

WE MAY INVEST OR SPEND THE PROCEEDS OF AN OFFERING IN WAYS WITH WHICH INVESTORS MAY NOT AGREE AND IN WAYS THAT MAY NOT EARN A PROFIT.

We intend to use the proceeds from any Offering primarily for general corporate purposes, which may include but are not limited to, our current clinical development programs. However, we will retain broad discretion over the use of the proceeds from such Offering. Investors may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits. We will not receive any proceeds from the sale of any Securities by a selling securityholder.

WE ARE DEPENDENT ON CENTOCOR FOR THE COMMERCIALIZATION OF EPRODISATE
(KIACTA(TM)).

We are dependent on Centocor for the further development and commercialization of eprodisate (KIACTA(TM)) in most jurisdictions. Risks that we face in connection with this collaboration include the following:

- while Centocor is contractually prohibited from developing or commercializing, either alone or with others, products and services that are similar to or competitive with eprodisate (KIACTA(TM)), this restriction does not apply to its affiliates;

- Centocor may underfund or not commit sufficient resources to marketing, distribution or other development of eprodisate(KIACTA(TM));

- Centocor may not properly maintain or defend certain intellectual property rights that may be important to the commercialization of eprodisate (KIACTA(TM));

- Centocor may encounter conflicts of interest, changes in business strategy or other issues which could adversely affect its willingness or ability to fulfill its obligations to us (for example, pharmaceutical companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in this industry); and

- disputes may arise between us and Centocor delaying or terminating the development or commercialization of eprodisate (KIACTA(TM)), resulting in litigation or arbitration that could be time-consuming and expensive, or causing Centocor to act in its own self-interest and not in our interest or those of our shareholders.

RISK FACTORS

Centocor can terminate our collaboration with them for a number of reasons, including without cause upon one-year's notice, upon a change of control of Neurochem and upon short notice if the FDA takes certain adverse actions with respect to an NDA filing. If this collaboration were to be terminated, we would be required to devote additional resources to developing and commercializing eprodisate (KIACTA(TM)) or seek a new collaborator or abandon this product candidate.

As we are seeking a collaboration with respect to tramiprosate (ALZHEMED(TM)), we would likely be subject to the same general types of risks as those described above.

THERE CAN BE NO ASSURANCES THAT WE WILL CONCLUDE A COLLABORATION WITH RESPECT TO TRAMIPROSATE (ALZHEMED(TM))

While we are seeking a collaboration with respect to tramiprosate
(ALZHEMED(TM)), there can be no assurances that we will be able to conclude such a collaboration successfully or on favourable terms. This could adversely affect our ability to commercialize tramiprosate (ALZHEMED(TM)).

WE ARE CURRENTLY DEPENDENT ON THIRD PARTIES FOR A VARIETY OF FUNCTIONS AND MAY ENTER INTO FUTURE COLLABORATIONS FOR THE MANUFACTURE OF OUR PRODUCTS. OUR ARRANGEMENTS WITH THESE THIRD PARTIES MAY NOT PROVIDE US WITH THE BENEFITS WE EXPECT.

We currently rely upon third parties to perform functions related to the research, development and clinical trials of our product candidates. In addition, because we do not have the resources, facilities or experience to manufacture our product candidates on our own, we currently rely, and will continue to rely, on contract manufacturers to produce our product candidates for clinical trials, and, if our products are approved, in quantities for commercial sales. Our reliance on these relationships poses a number of risks, including the following:

- disagreements with third parties could delay or terminate the research, development or manufacturing of product candidates, or result in litigation or arbitration;

- we cannot effectively control the resources our third-party partners will devote to our programs or products;

- there can be no assurances that we will be able to renew such arrangements, especially with respect to product supply;

- contracts with our third parties may fail to provide sufficient protection or we may have difficulty enforcing the contracts if one of these partners fails to perform;

- the third parties with whom we contract may fail to comply with regulatory requirements;

- conflicts of interest may arise between their work for us and their work for another entity, and we may lose their services;

-    with respect to our contract manufacturers:

     - third parties may not be able to manufacture our product candidates in a cost-effective or timely manner or in quantities needed for clinical trials or commercial sales;

     - delays in, or failures to achieve, scale-up to commercial quantities, or changes to current raw material suppliers or product manufacturers (whether the change is attributable to us or the supplier or manufacturer) could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

     - we may not have all of the required intellectual property rights to the manufacturing processes for our product candidates.

Given these risks, our current and future collaborative efforts with third parties may not be successful. Failure of these efforts could require us to devote additional internal resources to the activities currently performed, or to be performed, by third parties, to seek alternative third-party collaborators, or to delay our product development or commercialization.

RISK FACTORS

WE WILL NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCT CANDIDATES IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR MAKE ADEQUATE ARRANGEMENTS WITH THIRD PARTIES FOR SUCH PURPOSES.

In order to commercialize our product candidates successfully, we intend, on a product-by-product basis, either to develop internal sales, marketing and distribution capabilities or make arrangements with third parties to perform some or all of these services. We currently have limited marketing capabilities and no sales force. We have limited experience in developing, training or managing a marketing or sales force. To the extent we internally develop a sales force, the cost of establishing and maintaining a sales force would be substantial and may exceed its cost effectiveness. In addition, in marketing our products, we would likely compete with many companies that currently have extensive and well-funded marketing and sales operations. Despite our marketing and sales efforts, we may be unable to compete successfully against these companies. For example, we are seeking a co-development and co-promotion partner to assist us in completing the development and undertaking the commercialization of tramiprosate (ALZHEMED(TM)). We may not be able to do so on favourable terms. We do not currently have any arrangements in place with third parties for the sale, marketing or distribution of any of our products, except for the distribution rights granted to Centocor. We may rely on additional third parties to market and sell our products in certain territories, rather than establish our own sales force. If we contract with third parties for the sales and marketing of our products, our revenues will depend upon the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties for such purposes, our business, financial condition and results of operations will be materially adversely affected.

WE ARE SUBJECT TO INTENSE COMPETITION FOR OUR SKILLED PERSONNEL, AND THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO CONDUCT OUR OPERATIONS.

We are highly dependent on our management and our clinical, regulatory and scientific staff, the loss of whose services might adversely impact our ability to achieve our objectives. Recruiting and retaining qualified management and clinical, scientific and regulatory personnel is critical to our success. Competition for skilled personnel is intense, and our ability to attract and retain qualified personnel may be affected by such competition.

Our Management Agreement with Picchio International Inc., pursuant to which Dr. Francesco Bellini, our Chairman, President and Chief Executive Officer, provides management services to the Company, expires on November 30, 2007. There can be no assurances that we will be able to renew the agreement or retain the services of Dr. Bellini.

WE ARE SUBJECT TO THE RISK OF PRODUCT LIABILITY CLAIMS, FOR WHICH WE MAY NOT HAVE OR BE ABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE.

Human therapeutic products involve the risk of product liability claims and associated adverse publicity. Currently, our principal risks relate to participants in our clinical trials, who may suffer unintended consequences. If we ultimately are successful in commercializing a product, claims might be made directly by patients, healthcare providers or pharmaceutical companies or others selling our products. We may not have or be able to obtain or maintain sufficient and affordable insurance coverage, including coverage for potentially very significant legal expenses, and without sufficient coverage any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS WHICH REQUIRES US TO COMPLY WITH ENVIRONMENTAL REGULATION.

Our discovery and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. We may not be adequately insured against this type of liability. We may be required to incur significant costs to comply with environmental laws and regulations in the future, and

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RISK FACTORS

our operations, business or assets may be materially adversely affected by current or future environmental laws or regulations.

LEGISLATIVE ACTIONS, POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS AND HIGHER INSURANCE COSTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION OR RESULTS OF OPERATIONS.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future, and we may make or be required to make changes in our accounting policies in the future. Compliance with changing regulations of corporate governance and public disclosure, notably with respect to internal controls over financial reporting, may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for companies such as ours, and insurance costs are increasing as a result of this uncertainty.

WE MAY INCUR LOSSES ASSOCIATED WITH FOREIGN CURRENCY FLUCTUATIONS.

Our operations are in many instances conducted in currencies other than the Canadian dollar (principally in US dollars and Euros) and we hold cash, cash equivalents and debt in other currencies (principally in US dollars), and fluctuations in the value of foreign currencies relative to the Canadian dollar could cause us to incur currency exchange losses.

OUR LARGEST SHAREHOLDER HAS INFLUENCE OVER OUR BUSINESS AND CORPORATE MATTERS, INCLUDING THOSE REQUIRING SHAREHOLDER APPROVAL. THIS COULD DELAY OR PREVENT A CHANGE IN CONTROL. SALES OF COMMON SHARES BY SUCH SHAREHOLDERS COULD HAVE AN IMPACT ON THE MARKET PRICE OF THE COMMON SHARES.

Picchio Pharma Inc. and its shareholders, Power Technology Investment Corporation, the FMRC Family Trust and certain persons related to such entities own an aggregate of approximately 33% of our outstanding Common Shares. In addition, two of our 12 directors are nominees of Picchio Pharma Inc. Picchio Pharma Inc. has the ability to exercise some degree of influence over our business and the outcome of various corporate matters, including those requiring shareholder approval. In particular, this concentration of ownership may have the effect of delaying or deferring a change in control of us and may adversely affect the price of our Common Shares. Dr. Francesco Bellini, O.C., our Chairman, President and Chief Executive Officer, is a beneficiary of a trust which owns 50% of the voting shares of Picchio Pharma Inc. Pursuant to an agreement between Power Technology Investment Corporation and the FMRC Family Trust, each has agreed to use commercially reasonable efforts to cause the sale of up to half of Common Shares owned indirectly by Picchio Pharma Inc. from time to time upon request by the other.

RISKS RELATED TO THE COMMON SHARES

OUR SHARE PRICE MAY BE VOLATILE, AND AN INVESTMENT IN COMMON SHARES COULD SUFFER A DECLINE IN VALUE.

Common Shares are listed only on NASDAQ and the TSX. Our valuation and share price since the beginning of trading after our initial public offerings, first in Canada and then in the United States, have had no meaningful relationship to current or historical financial results, asset values, book value or many other criteria based on conventional measures of the value of shares. The market price of Common Shares will fluctuate due to various factors including:

- clinical and regulatory developments regarding KIACTA(TM), ALZHEMED(TM) and CEREBRIL(TM) and our other product candidates;

-    developments regarding current or future third-party collaborators;

- other announcements by us regarding technological, product development or other matters;

-    arrivals or departures of key personnel;

- government regulatory action affecting our product candidates and our competitors' products in the United States, Canada and foreign countries;

RISK FACTORS

-    developments or disputes concerning patent or proprietary rights;

-    actual or anticipated fluctuations in our revenues or expenses;

- general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors; and

-    economic conditions in the United States, Canada or abroad.

Listing on NASDAQ and the TSX may increase share price volatility due to various factors including:

-    different ability to buy or sell our Common Shares;

-    different market conditions in different capital markets; and

-    different trading volume.

In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which would adversely affect our business. Any adverse determination in litigation could also subject us to significant liabilities.

BECAUSE WE ARE A CANADIAN COMPANY, CERTAIN CIVIL LIABILITIES AND JUDGMENTS MAY BE UNENFORCEABLE AGAINST US BY US INVESTORS.

We are incorporated under the laws of Canada. Most of our directors and officers and most of the experts named in this prospectus are residents of Canada. Most of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for our US-based shareholders to initiate a lawsuit within the United States. It may also be difficult for shareholders to enforce a United States judgment in Canada or elsewhere or to succeed in a lawsuit in Canada or elsewhere based only on violations of United States securities laws.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS IN THE NEAR FUTURE.

We have never declared or paid any dividends on Common Shares. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business. As a result, the return on an investment in Common Shares will, for the foreseeable future, depend upon any future appreciation in value. There is no guarantee that Common Shares will appreciate in value or even maintain the price at which shareholders have purchased their Common Shares.

RISKS RELATED TO THE ELOC

A LARGE NUMBER OF COMMON SHARES MAY BE SOLD UNDER THE ELOC. THE SALE OR AVAILABILITY FOR SALE OF THESE SHARES MAY DEPRESS THE PRICE OF OUR COMMON SHARES.

To the extent that Cityplatz, the counterparty under the ELOC, sells Common Shares issued under the securities purchase agreement, our Common Share price may decrease due to the additional selling pressure in the market. The risk of dilution from sales of Common Shares to or by Cityplatz may cause holders of Common Shares to sell their Common Shares, which could further contribute to any decline in the Common Share price. The sale of Common Shares at a discount will further dilute the interests of holders of Common Shares.

THE SALE OF COMMON SHARES ISSUED UNDER THE SECURITIES PURCHASE AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES WHICH COULD FURTHER DEPRESS THE PRICE OF THE COMMON SHARES.

Any downward pressure on the price of Common Shares caused by the sale of Common Shares issued under the securities purchase agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows Common Shares from a shareholder or broker and sells the borrowed Common Shares. The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase Common Shares at a lower price for delivery back to the lender. The seller profits when the Common Share price declines because it is purchasing Common Shares at a price lower

RISK FACTORS

than the sale price of the borrowed Common Shares. Such sales could place downward pressure on the price of our Common Shares by increasing the number of Common Shares being sold, which could further contribute to any decline of our Common Share price.

WE CANNOT PREDICT THE ACTUAL NUMBER OF COMMON SHARES THAT WE WILL ISSUE IN ANY PARTICULAR DRAWDOWN OR IN TOTAL UNDER THE ELOC. THE NUMBER OF COMMON SHARES THAT WE WILL ISSUE UNDER EACH DRAWDOWN WILL DEPEND ON THE MARKET PRICE OF THE COMMON SHARES OVER THE DRAW-DOWN PRICING PERIOD.

The actual number of Common Shares that we will issue in any particular drawdown or in total under the ELOC is uncertain. Subject to the limitations in the securities purchase agreement, we have the discretion to give a drawdown notice at any time throughout the term of the securities purchase agreement. We have not determined the amount of proceeds we will seek to draw down under the securities purchase agreement. However, we are required under the securities purchase agreement to draw down US$25 million under the ELOC. Also, the number of Common Shares we must issue after giving a drawdown notice will fluctuate based on the market price of our Common Shares during the Draw-Down Pricing Period. Cityplatz will receive more Common Shares if our Common Share price declines.

During each Draw-Down Pricing Period, Cityplatz may seek to sell the Common Shares purchased under the drawdown in order to reduce the economic risk associated with the purchase of the Common Shares that it has agreed to purchase under the terms of the securities purchase agreement. These sales during a Draw-Down Pricing Period may cause the volume-weighted average price of our Common Shares on a particular trading day to decline, resulting in the sale of an increasing number of Common Shares for the same monetary proceeds as the Draw-Down Pricing Period progresses.

BECAUSE CITYPLATZ IS A RESIDENT OF A FOREIGN COUNTRY, CERTAIN CIVIL LIABILITIES AND JUDGMENTS MAY BE UNENFORCEABLE AGAINST CITYPLATZ BY US INVESTORS

Cityplatz is a British Virgin Islands corporation with its head and principal office in the Isle of Man and a substantial portion of its assets are located outside of the United States. As a result, it may be difficult for our US-based shareholders to initiate a lawsuit against Cityplatz within the United States. It may also be difficult for shareholders to enforce a United States judgment in the Isle of Man or elsewhere or to succeed in a lawsuit in the Isle of Man or elsewhere based only on violations of United States securities laws.

RISKS RELATED TO THE NOTES

THE NOTES ARE UNSECURED, ARE SUBORDINATED TO ALL OF OUR FUTURE SECURED INDEBTEDNESS AND ARE EFFECTIVELY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES ONE OF WHICH HOLDS MOST OF THE INTELLECTUAL PROPERTY USED IN OUR BUSINESS.

The Notes are unsecured and subordinated in right of payment to all of our future secured indebtedness, to the extent of the assets securing such indebtedness, and are effectively subordinated to all liabilities of our subsidiaries, including trade payables. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes -- Ranking."

In addition, some of our operations are conducted through our subsidiaries and one of our subsidiaries holds most of the intellectual property used in our business. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Notes, and, as a result, the Notes will be effectively subordinated to all liabilities and other obligations of our subsidiaries. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is effectively subordinated to claims of that subsidiary's creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition

RISK FACTORS

of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries' ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the Notes.

CERTAIN STOCK EXCHANGE LISTING STANDARDS MAY REQUIRE SHAREHOLDER APPROVAL BEFORE WE CAN ISSUE COMMON SHARES UPON CONVERSION OF THE NOTES WHICH COULD RESULT IN AN EVENT OF DEFAULT.

The continued listing standards of the NASDAQ Stock Market and of the TSX may result in our not issuing shares upon conversion of the Notes without first obtaining approval of those of our shareholders who are not also holders of Notes. These listing standards of The NASDAQ Stock Market and of the TSX provide that the number of Common Shares that may be issued upon conversion of the Notes or otherwise in accordance with the terms of the Indenture, may not exceed a prescribed percentage of our outstanding Common Shares as at the date of the determination of the price of the Notes. In the case of The NASDAQ Stock Market, the percentage is 20% or more and, in the case of the TSX, the percentage is 25% or more. In addition, pursuant to the rules of the TSX, we may not issue any shares upon conversion of the Notes or in accordance with certain provisions of the Indenture if the issuance of such shares would be at an effective conversion rate resulting in a price per share of less than CDN$15.83 (representing 85% of the market price of Common Shares for the five trading days preceding the date hereof).

In the event that we are unable to deliver shares upon conversion of the Notes or otherwise in accordance with the Indenture, we would be in default under the terms of the Indenture. Such a default would have a material adverse effect on our financial position.

VOLATILITY OF THE MARKET PRICE OF COMMON SHARES MAY DEPRESS THE TRADING PRICE OF THE NOTES.

The market price of Common Shares has experienced, and may continue to experience, substantial volatility. Since January 1, 2004, the trading price of Common Shares on The NASDAQ Global Market has ranged from a low of US$6.89 per share to a high of US$27.43 per share and on the TSX has ranged from a low of CDN$8.50 per share to a high of CDN$36.55 per share. Because the Notes are convertible into Common Shares at certain times or in certain circumstances, volatility in the price of Common Shares, whether on The NASDAQ Global Market or the TSX, may depress the trading price of the Notes. The risk of volatility and depressed prices of Common Shares also applies to holders who receive Common Shares upon conversion of their Notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of Common Shares, including, among other things:

- clinical and regulatory developments regarding ALZHEMED(TM), KIACTA(TM) and CEREBRIL(TM) and our other product candidates;

-    developments regarding current or future third-party collaborators;

- other announcements by us regarding technological, product development or other matters;

-    arrivals or departures of key personnel;

-    changes in financial estimates and recommendations by securities analysts;

- government regulatory action affecting our product candidates and our competitors' products in the United States, Canada and foreign countries;

-    actual or anticipated fluctuations in our revenues or expenses;

- general market conditions and fluctuations for the emerging growth and biopharmaceutical market sectors;

-    economic conditions in the United States, Canada or abroad; and

-    purchases or sales of blocks of our securities.

Listing on NASDAQ and the TSX may increase share price volatility due to various factors including:

RISK FACTORS

-    different ability to buy or sell our Common Shares;

-    different market conditions in different capital markets; and

-    different trading volume.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of Common Shares, regardless of our operating performance. In addition, sales of substantial amounts of Common Shares in the public market after any offering, or the perception that those sales may occur, could cause the market price of Common Shares to decline.

Power Technology Investment Corporation, a subsidiary of Power Corporation of Canada, and the FMRC Family Trust, of which Dr. Francesco Bellini, our Chairman, President and Chief Executive Officer, is a beneficiary, each a 50% shareholder of Picchio Pharma Inc., the parent company of one of our principal shareholders, have purchased an aggregate of approximately US$13.5 million principal amount of Notes. Picchio Pharma Inc., through a subsidiary, and such shareholders own an aggregate of approximately 33% of Common Shares (without giving effect to the conversion of the Notes). In addition, certain of our officers and directors and officers and directors of such entities and/or of Picchio Pharma have purchased in the aggregate an additional approximate US$4.1 million principal amount of the Notes.

A decision by any of the foregoing persons to sell a substantial amount of Common Shares could cause the trading price of Common Shares to decline substantially. Furthermore, shareholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the Notes and the price of Common Shares issued upon conversion of the Notes.

AN IRREVOCABLE ELECTION TO SETTLE THE NOTES IN CASH AND SHARES MAY HAVE ADVERSE CONSEQUENCES.

If we irrevocably elect to settle the Notes in cash and shares, as described under "Description of the Notes -- Conversion rights," "-- Conversion procedures," "-- Payment upon conversion" and "-- Our right to irrevocably elect payment method," such election may:

- result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the Notes;

-    reduce cash availability;

-    delay holders' receipt of the proceeds upon conversion; and

-    subject holders to market risk before receiving any shares upon conversion.

If we make the irrevocable election described above, after the effective date of the election the Notes will be convertible into cash and, if applicable, Common Shares based on the sum of the "daily settlement amounts" described in this prospectus for the 20 consecutive trading days that begins on, and includes, the second trading day after the day the Notes are tendered for conversion (or, if we have called the Notes for redemption, the 23rd trading day before the applicable redemption date). We refer to this 20 trading day period as the "cash settlement averaging period." In addition, in order to comply with the continued listing requirements of the NASDAQ Global Market, we may not issue more than an aggregate of 7,740,345 Common Shares upon conversion.

We will generally deliver the cash and, if applicable, Common Shares issuable upon conversion as soon as practicable, but in no event more than two Business Days after the last trading day in the cash settlement averaging period, which will be at least 21 trading days after the date holders tender their Notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of Common Shares during the cash settlement averaging period, any decrease in the price of Common Shares after Notes are tendered for conversion may significantly decrease the value of the consideration received by a converting Note holder. Furthermore, because we must settle at

RISK FACTORS

least a portion of our conversion obligation in cash, the conversion of Notes may significantly reduce our liquidity.

THE INCREASE IN THE CONVERSION RATE APPLICABLE TO NOTES THAT HOLDERS CONVERT IN CONNECTION WITH A MAKE-WHOLE FUNDAMENTAL CHANGE MAY NOT ADEQUATELY COMPENSATE NOTE HOLDERS FOR THE LOST OPTION TIME VALUE OF THEIR NOTES AS A RESULT OF THAT FUNDAMENTAL CHANGE.

If a make-whole fundamental change occurs before November 15, 2011, the conversion rate applicable to holders who convert their Notes within a specified time frame will be increased under certain circumstances. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus. See "Description of the Notes -- Conversion rights" and "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change."

Although the increase in the conversion rate is designed to compensate Note holders for the lost option time value of their Notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate them for the loss. In addition, they will not be entitled to an increased conversion rate if:

-    the make-whole fundamental change occurs on or after November 15, 2011; or

- the applicable price is greater than US$60.00 per share or less than US$16.43 per share (in each case, subject to adjustment at the relevant time).

Furthermore, a holder may not receive the additional shares payable as a result of the increase in the conversion rate until the second Business Day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its Notes for conversion. In addition, applicable NASDAQ and TSX listing standards may also limit the amount by which we may increase the conversion rate. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS TO PURCHASE THE NOTES ON THE PURCHASE DATES OR UPON A CHANGE IN CONTROL OR, IF WE IRREVOCABLY ELECT TO SETTLE THE CONVERSION OF THE NOTES IN CASH AND SHARES, MAKE THE CASH PAYMENT DUE UPON CONVERSION.

On each of November 15, 2011, November 15, 2016 and November 15, 2021, holders may require us to purchase, for cash, all or a portion of their Notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a change in control occurs, holders of the Notes may require us to repurchase, for cash, all or a portion of their Notes. We do not expect to generate any significant revenue from product sales in the immediate future, and we expect to incur additional operating losses for at least the next several years. We may not have sufficient funds for any required repurchase of the Notes. In addition, if we irrevocably elect to settle the conversion of the Notes in cash and shares, we must pay the principal return, and, in certain circumstances, other amounts, in cash. We may not have cash available to repurchase the Notes or to pay the principal return. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a change in control. These agreements may also make our repurchase of Notes, or any cash payment we may make upon conversion of the Notes, an event of default under the agreements. If we fail to repurchase the Notes or pay the cash payment due upon conversion when required, we will be in default under the Indenture for the Notes. See "Description of the Notes -- Conversion rights," "-- Purchase of Notes by us at the option of the holder" and "-- Holders may require us to repurchase their Notes upon a change in control."

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE US DOLLAR AND THE CANADIAN DOLLAR MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

We must make payments on the Notes in US dollars. Accordingly, any appreciation of the US dollar may cost us additional Canadian funds to make payments on the Notes. In addition, we may in the future engage in hedging transactions in an effort to reduce our exposure to fluctuations in currency exchange

RISK FACTORS

rates. These hedging transactions or our decision not to hedge may result in losses, which would adversely affect our financial position and results of operations.

INCREASED LEVERAGE AS A RESULT OF OUR RECENT NOTE OFFERING MAY HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

As adjusted to include the sale of the Notes, our total consolidated long-term debt as of September 30, 2006 would have been approximately US$33.465 million and would have represented approximately 69% of our total capitalization as of that date. In addition, the Indenture for the Notes will not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences to Note holders, because:

-    it could affect our ability to satisfy our obligations under the Notes;

- a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

-    it may impair our ability to obtain additional financing in the future;

- it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

- it may make us more vulnerable to downturns in our business, our industry or the economy in general.

NOTE HOLDERS MAY NOT BE ABLE TO CONVERT THEIR NOTES INTO COMMON SHARES, OR, AT OUR ELECTION, CASH OR A COMBINATION OF CASH AND SHARES, BEFORE NOVEMBER 15, 2021, AND THE VALUE OF THE NOTES COULD BE LESS THAN THE VALUE OF THE COMMON SHARES INTO WHICH THEIR NOTES COULD OTHERWISE BE CONVERTED.

Prior to November 15, 2021, the Notes are convertible into Common Shares or, at our election, cash or a combination of cash and shares, only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, Note holders will not be able to convert their Notes and they may not be able to receive the value of the Common Shares into which the Notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the Notes could be substantially less than the conversion value of the Notes.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE FOR THE NOTES, AND THESE LIMITED COVENANTS MAY NOT PROTECT NOTE HOLDERS' INVESTMENT.

The Indenture for the Notes does not:

- require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

- limit our subsidiaries' ability to incur indebtedness which would effectively rank senior to the Notes;

- limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the Notes;

- restrict our subsidiaries' ability to issue securities that would be senior to the Common Shares of our subsidiaries held by us;

-    restrict our ability to repurchase our securities; or

-    restrict our ability to pledge our assets or those of our subsidiaries; or

- restrict our ability to make investments or to pay dividends or make other payments in respect of Common Shares or other securities ranking junior to the Notes.

Furthermore, the Indenture for the Notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes and

RISK FACTORS

Common Shares but would not constitute a "change in control" that permits holders to require us to repurchase their Notes. For these reasons, prospective investors should not consider the covenants in the Indenture or the repurchase feature of the Notes as a significant factor in evaluating whether to invest in the Notes.

THE NOTES MAY NOT HAVE AN ACTIVE MARKET AND THEIR PRICE MAY BE VOLATILE. YOU MAY BE UNABLE TO SELL YOUR NOTES AT THE PRICE YOU DESIRE OR AT ALL

The initial offering of Notes was a new issue of securities. There can be no assurance that a liquid market will develop or be maintained for the Notes, that you will be able to sell any of the Notes at a particular time (if at all) or that the prices you receive if or when you sell the Notes will be above their initial offering price. Although the Notes sold to qualified institutional buyers are eligible for trading in the PORTAL Market, we do not intend to list the Notes on any national securities exchange. UBS Securities LLC, as initial purchaser, has advised us that it intends to make a market in the Notes, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market making will be subject to the limits imposed by the US Securities Act and the Securities Exchange Act and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by, among other things:

-    changes in the overall market for debt securities;

-    changes in our financial performance or prospects;

-    the prospects for companies in our industry generally;

-    the number of holders of the Notes;

-    the interest of securities dealers in making a market for the Notes; and

-    prevailing interest rates.

IF WE DECIDE TO SETTLE ANY CONVERSION OF NOTES IN CASH, HOLDERS MAY RECEIVE LESS PROCEEDS THAN EXPECTED BECAUSE THE VALUE OF OUR COMMON STOCK MAY DECLINE BETWEEN THE DAY THAT THEY EXERCISE THEIR CONVERSION RIGHTS AND THE DAY THE VALUE OF THEIR SHARES IS DETERMINED.

The conversion value that Note holders will receive upon conversion of their Notes if we decide to settle the conversion in cash, in whole or in part, is generally determined in part by the average of the volume-weighted average price per Common Share on The NASDAQ Global Market for the 20 consecutive trading days beginning on the first trading day immediately following the conversion notice retraction deadline. Accordingly, if the price of Common Shares decreases after a holder tenders its Notes for conversion, the conversion value it receives may be adversely affected.

AN ADVERSE RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

A rating agency may assign a rating that adversely affects the market for the Notes. Ratings agencies may also lower ratings on the Notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the Notes could significantly decline.

FUTURE ISSUANCES OF COMMON SHARES AND HEDGING ACTIVITIES MAY DEPRESS THE TRADING PRICE OF COMMON SHARES AND THE NOTES.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the Notes, could dilute the interests of our existing shareholders, including holders who have received shares upon conversion of their Notes, and could substantially decrease the trading price of Common Shares and the Notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of options or for other reasons. As of September 30, 2006, there were:

- 2,619,457 Common Shares issuable upon exercise of outstanding options, at a weighted average exercise price of CDN$17.06 per share, of which options to purchase 1,366,624 shares were exercisable; and

RISK FACTORS

- 2,216,911 Common Shares available for future grant under our stock option plan and an agreement to issue up to 220,000 Common Shares to our President and Chief Executive Officer as of September 30, 2006.

In addition, we have the ability to sell up to US$60 million of Common Shares under the ELOC facility. See "Our business -- Recent developments."

In addition, the price of Common Shares could also be affected by possible sales of Common Shares by investors who view the Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving Common Shares. This hedging or arbitrage could, in turn, affect the trading price of the Notes and any Common Shares that holders receive upon conversion of the Notes.

THE EFFECT OF DRAW-DOWNS AND THE ISSUANCE OF COMMON SHARES UNDER THE ELOC MAY HAVE A NEGATIVE EFFECT ON THE MARKET PRICE OF THE COMMON SHARES.

The increase in the number of Common Shares issued and outstanding pursuant to draw-downs under the ELOC will result in dilution to existing shareholders and could have a negative effect on the market price of the Common Shares. Since there will be more Common Shares sold or available for sale, the market price of the Common Shares may decline or not increase as much as it might have without the availability of such Common Shares. See "Our business -- Recent developments."

PROVISIONS IN THE INDENTURE FOR THE NOTES COULD DISCOURAGE AN ACQUISITION OF US BY A THIRD PARTY, EVEN IF THE ACQUISITION WOULD BE FAVOURABLE TO NOTE HOLDERS.

If a "change in control" (as defined in the Indenture) occurs, holders of the Notes will have the right, at their option, to require us to repurchase all or a portion of their Notes. In addition, the Indenture for the Notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Notes. These could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to Note holders.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON COMMON SHARES IN THE FORESEEABLE
FUTURE.

We have never declared or paid any cash dividends on Common Shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their Notes and receive Common Shares will not realize a return on their investment unless the trading price of Common Shares appreciates, which we cannot assure.

IN THE EVENT OF A DEFAULT UNDER THE NOTES, NOTE HOLDERS MAY HAVE DIFFICULTIES ENFORCING JUDGMENTS OBTAINED IN THE UNITED STATES BECAUSE MOST OF OUR ASSETS AND MOST OF OUR OFFICERS AND DIRECTORS ARE LOCATED OUTSIDE THE UNITED STATES.

Most of our assets, as well as most of our officers and directors, are located outside the United States. For this reason, Note holders may encounter difficulties collecting in the United States on a judgment obtained in the United States against us or certain of our directors or officers, including with respect to payments or defaults on the Notes. Furthermore, the enforcement in Quebec, Canada, our principal jurisdiction, of a judgment obtained in the United States would entail additional costs and could afford us or any of our directors and officers located in Canada with additional grounds for defense. This could add to the delays in enforcing such a judgment and could prevent its enforcement altogether. In addition, there is doubt as to the enforcement in Canada of actions based solely on US federal securities laws, and, therefore, some of the remedies that would typically be available to a US investor under those laws could be unavailable to a US investor in Canada. See "Description of the Notes -- Enforceability of judgments."

Forward-looking statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements concerning the business, operations, financial performance and condition of Neurochem. When used in this prospectus the words "believe," "anticipate," "intend," "estimate" and "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such statements, based as they are on the current expectations of management, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Neurochem's control. Such risks include but are not limited to: the impact of general economic conditions, general conditions in the pharmaceutical industry, changes in the regulatory environment in the jurisdictions in which Neurochem does business, stock market volatility, fluctuations in costs and changes to the competitive environment due to consolidation. More detailed information about these and other factors is included in this prospectus under the section entitled "Risk factors" as well as in other documents incorporated by reference in this prospectus. Many of these factors are beyond our control; therefore, future events may vary substantially from what we currently foresee. You should not place undue reliance, if any, on such forward-looking statements. Neurochem disavows and is under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise.

Exchange rate information

The following table sets forth:

- the noon exchange rates for one Canadian dollar, expressed in US dollars, in effect at the end of the periods indicated, as quoted by the Bank of Canada;

- the high and low noon exchange rates during such periods, as quoted by the Bank of Canada; and

-    the average noon exchange rates for such periods.

             SIX MONTHS        YEAR           YEAR        NINE MONTHS     NINE MONTHS
                ENDED          ENDED          ENDED          ENDED           ENDED
            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                2003           2004           2005            2005            2006
            ------------   ------------   ------------   -------------   -------------
Closing..     US$0.7738      US$0.8308      US$0.8577      US$0.8613       US$0.8966
High.....        0.7738         0.8493         0.8690         0.8613          0.9099
Low......        0.7084         0.7159         0.7872         0.7872          0.8528
Average..        0.7417         0.7683         0.8254         0.8171          0.8829

On January 15, 2007, the noon exchange rate for one Canadian dollar, expressed in US dollars, as quoted by the Bank of Canada, was US$0.8561.

Use of proceeds

Except as otherwise set forth in a prospectus supplement, we will use any net proceeds received by us from the sale of the Securities from time to time for general corporate purposes, which may include, but are not limited to, advancing our current clinical development programs or initiating new ones, research for new or existing products and capital expenditures. We will not receive any proceeds from the sale of Securities issued hereunder by any selling securityholders.

Capitalization and changes in loan and capital structure

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2006.

-    on an actual basis; and

- on an as adjusted basis to give effect to the sale of the Notes, after deducting discounts and commissions and offering expenses we paid.

For your convenience, we have converted certain Canadian dollar amounts as of September 30, 2006 into US dollars at the rate of US$0.8966 per CDN$1.00 (the noon exchange rate quoted by the Bank of Canada on September 30, 2006). You should not view these currency translations as a representation that the Canadian dollar amounts actually represent the indicated US dollar amounts or could be or could have been converted into US dollars at the rates indicated or at any other rate.

                                                              AS OF SEPTEMBER 30, 2006
                                                  -----------------------------------------------
(in thousands, except share and per share data)    ACTUAL    AS ADJUSTED    ACTUAL    AS ADJUSTED
                                                  --------   -----------   --------   -----------
                                                   (CDN$)       (CDN$)       (US$)       (US$)
Cash, cash equivalents and marketable
   securities .................................     26,769     71,565        24,001     64,165
                                                  ========   ========      ========   ========
6% Convertible senior notes (2) ...............         --     37,324(2)         --     33,465(2)
Other long-term liabilities (1) ...............        610        610           547        547
                                                  --------   --------      --------   --------
Total long-term liabilities ...................        610     37,934           547     34,012
                                                  --------   --------      --------   --------
Shareholders' equity:
Common Shares, no par value; unlimited number
   authorized; 38,690,945 shares issued and
   outstanding, actual and as adjusted ........    270,793    270,793       242,793    242,793
Preferred shares, no par value; unlimited
   number authorized; no shares issued and
   outstanding, actual and as adjusted ........         --         --            --         --
Holder conversion option ......................         --      9,614(2)         --      8,620(2)
Additional paid in capital ....................     12,920     12,920        11,584     11,584
Deficit .......................................   (276,776)  (277,214)(2)  (248,156)  (248,549)(2)
                                                  --------   --------      --------   --------
Total shareholders' equity ....................      6,937     16,113         6,221     14,448
                                                  --------   --------      --------   --------
Total capitalization ..........................      7,547     54,047         6,768     48,460
                                                  ========   ========      ========   ========

(1) Excludes the long-term deferred gain on sale of property of CDN$18.7 million.

(2) Under Canadian GAAP, the Notes would be considered a compound financial instrument and accordingly we will separately record on our balance sheet the liability component (US$33.5 million) and equity component (US$8.6 million). In addition, offering expenses related to the equity component in the amount of US$0.4 million will be charged to the deficit. Under US GAAP, the full amount of the Notes would be considered a liability and the aggregate amount of US$42.1 million would be recorded on our balance sheet as 6% convertible senior notes. No amount would be allocated to the equity component under US GAAP.

The table above should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. The number of Common Shares outstanding excludes the following:

- 2,619,457 Common Shares issuable upon exercise of options outstanding as of September 30, 2006, at a weighted average exercise price of CDN$17.06 per share, of which options to purchase 1,366,624 shares were exercisable as of that date;

CAPITALIZATION

- 2,216,911 Common Shares available for future grant under our stock option plan and an agreement to issue up to 220,000 Common Shares to our President and Chief Executive Officer as of September 30, 2006; and

-    2,134,471 Common Shares initially issuable upon conversion of the Notes.

Since September 30, 2006, the only changes in our capitalization have been:

- the issuance of 31,177 Common Shares upon the exercise of options outstanding under our equity incentive plans;

- the issuance of a US$40,000,000 aggregate principal amount of Notes on November 9, 2006 and a US$2,085,000 aggregate principal amount of Notes on Novermber 17, 2006.

Price range and trading volumes of Common Shares

Common Shares are traded publicly on The NASDAQ Global Market under the symbol "NMRX" and on the TSX under the symbol "NRM." The following table presents quarterly information on the price range of Common Shares. This information indicates the high and low sales prices and the aggregate volume of trading of Common Shares on The NASDAQ Global Market and the TSX.

                                          NASDAQ GLOBAL MARKET                 TSX
                                       --------------------------   -------------------------
                                         VOLUME      HIGH    LOW      VOLUME     HIGH    LOW
                                       ----------   -----   -----   ---------   -----   -----
                                                    (US$)   (US$)            (CDN$)   (CDN$)
FISCAL YEAR ENDED DECEMBER 31, 2004
   First quarter ...................    3,853,387   26.04   18.05   6,806,084   33.24   22.05
   Second quarter ..................    6,617,780   27.43   19.49   5,775,204   36.55   26.20
   Third quarter ...................   11,097,629   24.48   11.85   7,456,225   31.00   15.55
   Fourth quarter ..................    6,008,670   20.97   15.33   4,009,027   25.09   19.50

FISCAL YEAR ENDED DECEMBER 31, 2005
   First quarter ...................   12,366,554   20.80   11.78   7,943,814   25.50   14.26
   Second quarter ..................   15,366,913   13.46    6.89   6,855,167   16.65    8.50
   Third quarter ...................    4,318,520   13.00    9.81   2,340,558   15.20   11.75
   Fourth quarter ..................    5,186,555   15.25   11.96   3,536,122   18.10   13.85

FISCAL YEAR ENDING DECEMBER 31, 2006
   First quarter ...................    4,666,700   16.47   13.56   3,785,400   18.99   15.57
   Second quarter ..................    6,321,700   15.09   10.09   3,198,800   17.10   11.20
   Third quarter ...................   16,757,900   20.36    9.23   7,582,600   22.69   10.40
   Fourth quarter ..................   18,043,556   26.51   15.56   6,773,619   29.99   17.78

On January 12, 2007, the last sale price reported on The NASDAQ Global Market for Common Shares was US$18.19 per share. On January 15, 2007, the last sale price reported on the TSX was CDN$20.55 per share.

Dividend policy

We have not declared any dividends since our incorporation. Any future determination to pay dividends will remain at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Our business

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics to address critical unmet medical needs. We currently have one program for which we have completed and submitted an NDA to the FDA, one program in Phase III clinical development with two clinical trials ongoing, and another program which has completed a Phase IIa clinical trial. Each of these programs targets disorders for which there are currently no known cures and limited therapies. As our drugs target what are known or believed to be the underlying causes of disorders and potentially inhibit further disease progression, the product candidates are referred to as "disease modifiers."

As they all target amyloid-related diseases, our investigational product candidates consist of small molecules that have been shown to interfere with amyloidosis and the associated build-up of amyloid leading to the damage of the tissues in the body and/or their related functions. Both eprodisate (KIACTA(TM); formerly FIBRILLEX(TM)) and tramiprosate (ALZHEMED(TM) and CEREBRIL(TM)), our most advanced product candidates, are based on this technology.

Eprodisate (KIACTA(TM)), our most advanced product candidate, completed a Phase II/III clinical trial in December 2004. Eprodisate (KIACTA(TM)) is targeted to treat AA amyloidosis, a fatal disease, which is often associated with kidney dysfunction. In December 2004, through our wholly-owned subsidiary, Neurochem (International) Limited, we entered into a definitive collaboration and distribution agreement with Centocor, a subsidiary of Johnson & Johnson, for the exclusive distribution rights for eprodisate (KIACTA(TM)) for the prevention and treatment of AA amyloidosis. We submitted to the FDA the final modules of our NDA for eprodisate (KIACTA(TM)) in February 2006 and are now seeking marketing approval of eprodisate (KIACTA(TM)) for the treatment of AA amyloidosis. That submission completed the "rolling" NDA that was initiated in August 2005 under the Continuous Marketing Application (CMA) Pilot 1 program. The FDA agreed in June 2005 to file and review the NDA. See "-- Recent developments." In August 2006, we received an approvable letter from the FDA with respect to the eprodisate (KIACTA(TM)) NDA. In September 2006, our Marketing Authorization Application or MAA for eprodisate (KIACTA(TM)) was validated by the EMEA and in October 2006, we announced that we had submitted a complete response to the FDA approvable letter for eprodisate (KIACTA(TM)). Having been subsequently awarded a Class II review by the FDA, a decision on eprodisate (KIACTA(TM)) is expected on or about April 16, 2007. See "-- Recent developments." KIACTA(TM) is a trademark of Centocor.

Tramiprosate (ALZHEMED(TM)), our next most advanced product candidate, is being developed for the treatment of AD. Tramiprosate (ALZHEMED(TM)) is currently in two Phase III clinical trials, designed to assess the safety, efficacy and disease-modifying effect of tramiprosate (ALZHEMED(TM)) in mild-to-moderate AD patients. The clinical trials began in North America and Europe in June 2004 and September 2005, respectively. The North American Phase III clinical trial is fully enrolled and is expected to be completed in January 2007. Enrolment of patients participating in the European clinical trial is scheduled to be completed in the fall of 2006. We are in discussions with various potential partners with respect to collaboration on and the commercialization of tramiprosate (ALZHEMED(TM)).

Tramiprosate (CEREBRIL(TM)) is our third product candidate for the treatment of Hemorrhagic Stroke due to CAA. A Phase IIa clinical trial was completed in January 2004. We are currently prioritizing our human and financial resources on the development of our eprodisate (KIACTA(TM)) and tramiprosate (ALZHEMED(TM)) programs. Accordingly, we plan to await the outcome of one or both of these programs before advancing our CAA program any further.

We also have ongoing discovery programs that are focused on the development of next generation AD compounds and a vaccine for the prevention and/or treatment of AD.

RECENT DEVELOPMENTS

Since March 22, 2006, the date of our annual information form and our SEC Form 40-F for our fiscal year ended December 31, 2005, we have had the following significant developments:

OUR BUSINESS

EPRODISATE (KIACTA(TM), FORMERLY FIBRILLEX(TM)) - FDA ACCEPTED AND FILED THE NDA, GRANTED PRIORITY REVIEW AND ISSUED APPROVABLE LETTER.

In April 2006, the NDA for eprodisate (KIACTA(TM)), was filed and granted priority review by the FDA. Priority review status of the application normally reduces the standard review time for an application to six months. On August 11, 2006, Neurochem announced that it had received an approvable letter from the FDA for eprodisate (KIACTA(TM)) for the treatment of AA amyloidosis. In its letter, the FDA requested additional efficacy information, as well as a safety update. The FDA asked for further manufacturing and pharmacokinetic information, and stated that a QT cardiac status clinical study should be submitted as part of a Phase 4 (post approval) commitment. The FDA stated that the efficacy information would probably need to be addressed by one or more additional clinical trials. As an alternative, the FDA also stated that significant findings obtained from a complete follow-up of patients in the existing study could be persuasive.

TRAMIPROSATE (ALZHEMED(TM)) - TWO PHASE III CLINICAL TRIALS ON TRACK.

In April 2006, data from the open-label extension study of the Phase II clinical trial for tramiprosate (ALZHEMED(TM)), involving mild-to-moderate AD patients, continued to show clinically important benefits on cognitive and global performance measures, consistent with the stabilization of the disease, in a portion of patients (four out of nine) with mild AD after three years on study medication. The data were presented by Paul S. Aisen, M.D., Professor of Neurology and Medicine at Georgetown University Medical Center, and principal investigator in the United States of the ongoing Phase III clinical trial for tramiprosate (ALZHEMED(TM)). The presentation was given at the 9th international Geneva/Springfield Symposium on advances in Alzheimer Therapy (Geneva, Switzerland).

Additional efficacy results on tramiprosate (ALZHEMED(TM)) were also presented at recent scientific and medical conferences. Due to the capability of tramiprosate (ALZHEMED(TM)) to bind to soluble amyloid [ ](BETA) (A(BETA)) peptide and interfere with the amyloid cascade, data from in vitro studies suggest that tramiprosate (ALZHEMED(TM)) exhibits neuroprotective effects against A(BETA) induced toxicity. The exact molecular mechanism underlying these effects is currently under investigation.

Tramiprosate (ALZHEMED(TM)) is currently in a multicentre, randomized, double-blind, placebo-controlled, three-armed, parallel-designed Phase III clinical trial in North America. A total of 1,052 patients in approximately 70 clinical sites across the United States and Canada have been randomized to receive study medication over a period of 18 months. The clinical trial is scheduled to be completed (last patient, last visit) in January 2007. As at December 31, 2006, approximately 660 patients had completed the trial. All patients who complete the North American Phase III clinical trial are eligible to receive tramiprosate (ALZHEMED(TM)) in an 18-month extension study.

The Company also launched its Phase III clinical trial in Europe in September 2005. This international, multicentre, randomized, double-blind, placebo-controlled, three-armed, parallel-designed Phase III clinical trial is progressing on schedule. Just as for the North American trial, the European study will investigate the safety, efficacy and the potential to arrest or slow the progression of AD with tramiprosate (ALZHEMED(TM)) in some 930 mild-to-moderate AD patients. Enrolment is on schedule with more than 770 patients having been enrolled in the clinical trial as at December 31, 2006; enrolment is expected to be completed early in 2007.

The safety profile of tramiprosate's (ALZHEMED(TM)) is well characterized. During 2005 and subsequent to year end, Neurochem received four recommendations from its Independent Safety Review Board for tramiprosate (ALZHEMED(TM)) to continue the Company's North American Phase III clinical trial for the treatment of AD.

FINAL AWARD ANNOUNCED IN ICC ARBITRATION

In June 2006 the International Chamber of Commerce Court of Arbitration (the "ICC") issued its Final Award (the "Final Award") in the arbitration dispute involving Neurochem Inc. and Neurochem (International) Limited (in this section of this prospectus, collectively referred to as "Neurochem") and Immtech Pharmaceuticals, Inc. (formerly known as Immtech International, Inc. or "Immtech"). The dispute concerns an agreement entered into between Immtech and Neurochem Inc. in April 2002 (the "Agreement") under which Neurochem Inc. had the right to apply its proprietary anti-amyloid

OUR BUSINESS

technology to test certain compounds to be provided by Immtech. The ICC denied the majority of Immtech's claims.

Immtech brought claims against Neurochem Inc. in legal proceedings filed on August 12, 2003, with the Federal District Court for the Southern District of New York, USA. An amended complaint was filed in January 2004 adding the University of North Carolina at Chapel Hill and Georgia State University, Research Foundation, Inc. as plaintiffs and Neurochem (International) Limited as defendant. The dispute was presented to a tribunal (the "Tribunal") convened in accordance with the rules of the ICC. An evidentiary hearing before the Tribunal was held in September 2005. In the Final Award, the Tribunal held that Neurochem did not misappropriate any of Immtech's compounds, information or trade secrets and that Immtech was not entitled to any interest in, or ownership or assignment of, Neurochem's patent applications.

The Tribunal found that Neurochem had breached certain sections of the Agreement, and Immtech was awarded US$35,000 in damages, plus interest thereon. Immtech was awarded only a portion of the ICC's administrative charges and arbitral fees and costs incurred by the Tribunal which had been previously advanced by Immtech, as well as a portion of Immtech's arbitration-related legal fees. Those charges, fees and costs amounted to approximately US$1.83 million.

On July 10, 2006, Immtech submitted an application in the form of a letter to the Tribunal and the ICC seeking determination by the Tribunal of an issue Immtech asserted the Tribunal did not decide; specifically, Immtech claimed that certain Neurochem "inventions," and pending patent applications relating thereto, should be assigned to, and therefore be owned by Immtech and that the Final Award failed to distinguish between the issue of ownership, as distinct from the issue of inventorship. On July 28, 2006, we filed a response opposing Immtech's request for a further determination with respect to ownership of the Neurochem inventions and pending patent applications.

The Tribunal issued an Addendum to the Final Award dated September 21, 2006, in which it denied Immtech's request to make a further determination.

A status conference before the Federal District Court for the Southern District of New York on the matter of the stayed litigation between Immtech and the two universities involved in the proceedings, on the one hand, and Neurochem, on the other hand, was held in mid-November during which counsel for the two universities sought and were granted a 60-day extension to further confer with their clients. Despite the outcome of the arbitration proceedings, the outcome of the stayed litigation cannot be predicted.

EQUITY LINE OF CREDIT FACILITY

In August 2006 Neurochem entered into a securities purchase agreement with Cityplatz for an equity line of credit facility (the "ELOC") with a 24-month term that provides the Company with the right to issue and sell up to US$60 million worth of Common Shares to Cityplatz at a discount of 3% of the market price of the Common Shares. The agreement provides for an obligation on the part of Neurochem, subject to certain conditions, to sell at least US$25 million worth of Common Shares over the term of the facility. Rodman & Renshaw, LLC, a registered broker/dealer in the United States, is acting as placement agent in connection with the ELOC. We also signed a registration rights agreement whereby we agreed to file a registration statement (of which this prospectus forms a part) covering the resale of the Common Shares issued under the facility. See "Plan of distribution -- Resale of Common Shares issued under the ELOC."

CHANGE TO BOARD OF DIRECTORS

On August 18, 2006, Neurochem announced that Mr. Ronald Nordmann had resigned from the Company's board of directors.

NEUROCHEM MARKETING AUTHORIZATION APPLICATION FOR EPROSIDATE (KIACTA(TM)) ACCEPTED FOR REVIEW BY EMEA

In September 2006, our MAA for eprodisate (KIACTA(TM)) was validated by the EMEA, which confirms that the regulatory review has started. We are seeking marketing approval of our investigational product candidate, eprosidate (KIACTA(TM)) in the European Union ("EU").

OUR BUSINESS

The MAA for eprosidate (KIACTA(TM)) will be reviewed under the Centralized Procedure, where marketing authorization is applied for all EU Member States (numbering 25 countries today), plus Norway and Iceland. Eprodisate (KIACTA(TM)) has been designated as an Orphan Medicinal Product in the EU, which normally provides ten years of market exclusivity upon regulatory approval.

COMPLETE RESPONSE TO FDA FOR APPROVABLE LETTER FOR EPROSIDATE (KIACTA(TM))

On October 16, 2006, we announced that we had submitted a complete response to the FDA's August 2006 approvable letter to eprodisate (KIACTA(TM)).

PRIVATE PLACEMENT OF US$42.085 MILLION AGGREGATE PRINCIPAL AMOUNT OF 6% SENIOR CONVERTIBLE NOTES DUE 2026

We announced on November 9, 2006 the initial closing of a private placement with UBS Securities LLC as initial purchaser, of US$40 million aggregate principal amount of 6% senior convertible notes due in 2026, with a conversion premium of 20%. Neurochem Inc. had granted the initial purchaser a 30-day option to purchase up to an additional US$2.085 million aggregate principal amount of the Notes, which was exercised in full by UBS Securities LLC on November 15, 2006 and closed on November 17, 2006. Neurochem will pay interest on the Notes until maturity on November 15, 2026, subject to earlier repurchase, redemption or conversion.

Neurochem has been advised that the FMRC Family Trust (of which Dr. Francesco Bellini, the Chairman, President and CEO of Neurochem, is a beneficiary) and Power Technology Investment Corporation (a subsidiary of Power Corporation of Canada), the shareholders of Picchio Pharma Inc., the indirect principal shareholder of Neurochem, and certain officers and directors of Neurochem and/or such entities have purchased approximately US$17.585 million aggregate principal amount of Notes in the private placement.

APPOINTMENT OF MR. JOHN BERNBACH TO THE BOARD OF DIRECTORS

On January 12, 2007 we appointed Mr. John Bernbach to our board of directors. Mr. Bernbach brings vast experience and expertise in advertising, marketing and branding strategies to Neurochem. He is President and Founder of NTM (Not Traditional Media) Inc., has served as Chairman and CEO of The Bernbach Group, as Director and then as CEO and Chairman of North American Television, as Chairman and Director of Avenue China and as President/COO of DDB Needham Worldwide. He currently serves on several other boards, including the boards of a number of non-profit organizations.

Description of share capital

Our authorized share capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, all without nominal or par value. As of January 15, 2007, 38,722,122 Common Shares and no Preferred Shares were issued and outstanding. We have no current intention to issue Preferred Shares.

Common Shares. Each Common Share entitles the holder thereof to one vote at any meeting of the shareholders of the Company, except meetings at which only holders of a specified class of shares are entitled to vote. Subject to the rights of holders of the Preferred Shares, the Common Shares are entitled to receive, as and when declared by our board of directors, dividends in such amounts as shall be determined by our board of directors. The holders of Common Shares have the right, subject to the rights of the holders of Preferred Shares, to receive the remaining property of the Company in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Preferred Shares. The Preferred Shares may be issued from time to time in one or more series, the terms of each series including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations to be determined at the time of creation of each such series by our board of directors without shareholder approval, provided that all Preferred Shares will rank, with respect to dividends and return of capital in the event of liquidation, dissolution, winding-up or other distribution of our assets for the purpose of winding-up its affairs, pari passu among themselves and in priority to all Common Shares or shares of any class ranking junior to the Preferred Shares. Except as provided for in our articles of incorporation (as amended), the holders of Preferred Shares shall not be entitled to receive notice of meetings of our shareholders nor to attend thereat and shall not be entitled to vote at any such meeting.

OUR BUSINESS

Earnings coverage ratio

The Company's earnings coverage ratios for the 12 months ended December 31, 2005 and the 12 months ended September 30, 2006 were each less than one-to-one.

For the 12-month period ended December 31, 2005:

     (a) the consolidated net loss of the Company before interest expense and income taxes was CDN$71,904,000; and

     (b) the interest expense on the consolidated long-term debt of the Company was CDN$342,000.

The earnings coverage ratio for the 12 months then ended is therefore -210 times.

For the 12-month period ended September 30, 2006:

     (a) the consolidated net loss of the Company before interest expense and income taxes was CDN$71,500,000; and

     (b) the interest expense on the consolidated long-term debt of the Company was CDN$53,000.

The earnings coverage ratio for the 12 months then ended is therefore -1349 times.

Neurochem would need to attain net earnings of CDN$53,000 per year in order to have a one-to-one earnings coverage ratio.

Neurochem's interest requirements, after giving effect to the issue of the Notes, amounted to CDN$2,869,000 for the 12-months ended September 30, 2006. Neurochem's consolidated net loss before interest expense and income tax for the 12 months then ended was CDN$71,500,000, which is -25 times Neurochem's interest requirements for this period. Adjustments made to this information to give effect to the issuance of any new debt securities under this prospectus will be included in supplements to be delivered in connection with such Offerings.

Description of Securities

This prospectus qualifies:

- the resale of up to US$60 million worth of Common Shares that we may sell to Cityplatz Limited pursuant to an equity line of credit facility (see "Our business-Equity line of credit facility") entered into by the Company in August 2006. For a description of the Common Shares, please see "Description of share capital."

- the resale of US$42.085 million aggregate principal amount of 6% convertible senior unsecured Notes due 2026 issued under an Indenture dated as of November 9, 2006 between the Company and The Bank of New York, as trustee, and the Common Shares issuable upon conversion of the Notes. For a description of the Notes, please see "Description of the Notes."

Description of the Notes

We issued the Notes under an Indenture dated as of November 9, 2006, between us and The Bank of New York, as trustee. The following summary of the terms of the Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the Notes, the Indenture and the Registration Rights Agreement. Copies of the Indenture and the Registration Rights Agreement will be provided upon request. They are also available for inspection at the office of the Trustee and are available online at www.sedar.com. Those documents, and not this description, define the legal rights of the Notes holders.

For purposes of this summary, the terms "Neurochem," "we," "us" and "our" refer only to Neurochem Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term "interest" includes "additional interest" and "additional amounts."

GENERAL

The Notes:

-    are limited to US$42.085 million aggregate principal amount;

- bear interest at a rate of 6% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007, to holders of record at the close of business on the preceding May 1 and November 1, respectively, except as described below;

- bear additional interest if we fail to comply with the obligations we describe under "-- Registration rights, additional interest";

- are issued in denominations of integral multiples of US$1,000 principal amount;

- are our unsecured indebtedness and will be equal in right of payment to any senior unsecured indebtedness as described under "-- Ranking";

-    are convertible into Common Shares based on an initial conversion rate of
     50.7181 shares per US$1,000 principal amount of Notes (which represents an initial conversion price of approximately US$19.72 per share) under the conditions and subject to such adjustments described under "-- Conversion rights";

- permit us to satisfy our conversion obligation in cash, Common Shares or a combination of cash and Common Shares;

- are redeemable, in whole or in part, by us at any time on or after November 15, 2011, at a redemption price in cash equal to 100% of the principal amount of the Notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under "-- Redemption of Notes at our option";

DESCRIPTION OF NOTES

- are redeemable by us at any time, subject to certain elections of the holders, at a redemption price in cash equal to 100% of the principal amount of the Notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, if certain changes in the laws and regulations relating to Canadian withholding taxes occur, as described under "-- Redemption of Notes for tax reasons";

- are subject to purchase by us at the option of the holder on each of November 15, 2011, November 15, 2016 and November 15, 2021 at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under "-- Purchase of Notes by us at the option of the holder";

- are subject to mandatory conversion at our option if a make-whole fundamental change occurs before November 15, 2011, as described under "-- Conversion rights" and "-- Mandatory conversion upon a make-whole fundamental change";

- are subject to repurchase by us at the option of the holder upon a change in control, as described under "-- Holders may require us to repurchase their Notes upon a change in control," at a repurchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the change in control repurchase date; and

- mature on November 15, 2026, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the Notes will be made in US dollars.

We issued the Notes in denominations of integral multiples of US$1,000 principal amount, without coupons. We initially issued the Notes as global securities in book-entry form, with the exception of the US$2.5 million principal amount issued in registered form. We will make payments in respect of the Notes by wire transfer of immediately available funds to the accounts specified by holders of the Notes. If a holder of a Note that has been subsequently issued in certificated form does not specify an account, we will mail a check to that holder's registered address.

A holder may convert Notes at the office of the conversion agent, present Notes for registration of transfer at the office of the registrar for the Notes and present Notes for payment at maturity at the office of the paying agent. We have appointed the Trustee as the initial conversion agent, registrar and paying agent for the Notes.

We will not provide a sinking fund for the Notes. The Indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness (including senior or secured indebtedness), pay dividends or repurchase our securities. In addition, the Indenture does not provide any protection to holders of Notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under "-- Holders may require us to repurchase their Notes upon a change in control" and "-- Consolidation, merger and sale of assets."

If any payment date with respect to the Notes falls on a day that is not a Business Day, we will make the payment on the next Business Day. The payment made on the next Business Day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the Notes at a rate of 6% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year, beginning on May 15, 2007. Except as described below, we will pay interest that is due on an Interest Payment Date to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest will accrue on the Notes from and including November 9, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be. We will pay interest on the Notes on the basis of a 360-day year consisting of twelve 30-day months.

DESCRIPTION OF NOTES

IF A HOLDER SURRENDERS A NOTE FOR CONVERSION AFTER THE CLOSE OF BUSINESS ON THE RECORD DATE FOR THE PAYMENT OF AN INSTALMENT OF INTEREST AND BEFORE THE RELATED INTEREST PAYMENT DATE, THEN, DESPITE THE CONVERSION, WE WILL, ON THE INTEREST PAYMENT DATE, PAY THE INTEREST DUE WITH RESPECT TO THE NOTE TO THE PERSON WHO WAS THE RECORD HOLDER OF THE NOTE AT THE CLOSE OF BUSINESS ON THE RECORD DATE. However, the holder who surrenders the Note for conversion during that period must pay to the conversion agent upon surrender of the Note an amount equal to the interest payable on such Interest Payment Date on the portion of the Note being converted, unless:

-    we have called the Note for redemption;

- the Note is surrendered for conversion after the record date immediately preceding the maturity; or

- we have specified a change in control repurchase date that is after a record date but on or before to the next Interest Payment Date, and the
     Note is tendered for conversion after that record date and on or before that Interest Payment Date.

In addition, in no event will a holder that surrenders a Note for conversion need to pay any overdue interest that has accrued on the Note.

If we redeem a Note, or if a holder surrenders a Note for purchase at the option of the holder or for repurchase upon a change in control as described under "-- Purchase of Notes by us at the option of the holder" and "-- Holders may require us to repurchase their Notes upon a change in control," we will pay accrued and unpaid interest, if any, to the holder that surrenders the Note for redemption, purchase or repurchase, as the case may be. HOWEVER, IF WE REDEEM A NOTE ON A REDEMPTION DATE THAT IS AN INTEREST PAYMENT DATE, WE WILL PAY THE ACCRUED AND UNPAID INTEREST DUE ON THAT INTEREST PAYMENT DATE INSTEAD TO THE RECORD HOLDER OF THE NOTE AT THE CLOSE OF BUSINESS ON THE RECORD DATE FOR THAT INTEREST PAYMENT.

For a description of when and to whom we must pay additional interest, if any, see "-- Registration rights, additional interest."

CONVERSION RIGHTS

If the conditions for conversion of the Notes described below, including those described under "-- Conditions for conversion" and "-- Conversion procedures," are satisfied, holders of Notes may, subject to prior maturity, redemption or repurchase, convert their Notes in integral multiples of US$1,000 principal amount into Common Shares based on an initial conversion rate of 50.7181 Common Shares per US$1,000 principal amount of Notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately US$19.72 per Common Share. We will not issue fractional Common Shares upon conversion of the Notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per Common Share on the trading day immediately preceding the conversion date. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the Notes, and we will not adjust the conversion rate to account for accrued and unpaid interest. Upon conversion, we may choose to deliver, in lieu of Common Shares, cash, or a combination of cash and Common Shares.

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an Interest Payment Date. See "-- Interest payments" above.

The conversion right with respect to any Notes we have called for redemption will expire at the close of business on the last Business Day immediately preceding the redemption date, unless we default in the payment of the redemption price. A Note for which a holder has delivered a purchase notice or a change in control repurchase notice, as described below, requiring us to purchase the Note may be surrendered for conversion only if the holder withdraws the notice in accordance with the Indenture, unless we default in the payment of the purchase price or change in control repurchase price.

In the event of:

- a taxable distribution to holders of Common Shares which results in an adjustment to the conversion rate, or

DESCRIPTION OF NOTES

-    an increase in the conversion rate at our discretion,

the holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on Common Shares and could also occur if we make other distributions of cash or property to our shareholders.

CONVERSION PROCEDURES

Upon conversion, we may choose to deliver, in lieu of Common Shares, cash or a combination of cash and Common Shares, as described below under "-- Payment upon conversion." At any time before maturity, we may irrevocably elect, in our sole discretion, to satisfy our conversion obligation in cash (as described under "-- Payment upon conversion") up to 100% of the principal amount of the Notes converted, with any remaining amount to be satisfied in Common Shares, with such election not to take effect before the day that follows the fifth anniversary of the issuance of the Notes.

To convert a certificated Note, the holder must complete the conversion notice on the back of the Note and deliver it, together with the Note and any required interest payment, to the office of the conversion agent for the Notes, which will initially be the office of the Trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the Common Shares in a name other than that of the registered holder of the Note. The Note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the "conversion date." To convert interests in a global Note, the holder must comply with DTC's then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a Note, as described below, may convert that Note only if the holder withdraws the notice in accordance with the Indenture. See "-- Purchase of Notes by us at the option of the holder" and "-- Holders may require us to repurchase their Notes upon a change in control."

PAYMENT UPON CONVERSION

Upon conversion, a holder of Notes will receive Common Shares or, at our option, cash or a combination of cash and Common Shares as described below.

In order to comply with the requirements of the NASDAQ Global Market and the TSX, we may choose to not issue, in respect of our conversion obligation for the Notes, more than a total of 7,740,345 Common Shares at below the greater of the market value or book value of the Common Shares. This maximum number of shares represents approximately 19.9% of our outstanding Common Shares as of the close of business on the day immediately preceding the date of the offering memorandum issued in connection with the initial offering of the Notes and is subject to adjustment for stock splits, stock dividends and similar transactions. We understand that whether Nasdaq will consider any Common Shares issued upon conversion to be issued at below the greater of market or book value depends on how much cash, if any, we choose to deliver upon conversion. For example, if we make the election referred to below under "-- Our right to irrevocably elect payment method," we understand that Nasdaq will view any Common Shares issued upon conversion to be issued at below the greater of market or book value. Conversely, if we only deliver Common Shares upon conversion, as described in the fourth bullet point under "-- Conversion on or before the final notice date" below, we understand that Nasdaq will not consider those shares to be issued at below the greater of market or book value.

CONVERSION ON OR BEFORE THE FINAL NOTICE DATE

If we receive a holder's conversion notice on or before the date that is 20 days before maturity or, with respect to Notes being redeemed, the applicable redemption date, which we refer to as the "final notice date," the following procedures will apply:

If we choose to satisfy all or any portion of our obligation to deliver Common Shares upon conversion (which we refer to as our "conversion obligation"), in cash, we will notify holders through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount per US$1,000 principal amount of Notes, and which we refer to

DESCRIPTION OF NOTES

as the "cash amount") at any time on or before the date (the "cash settlement notice deadline date") that is two Business Days following the conversion date. If we timely elect to pay cash for any portion of the shares otherwise issuable to a holder (other than in the case of an irrevocable election described below under "--Our right to irrevocably elect payment method"), such holder may retract the conversion notice at any time on or before the second Business Day (the "conversion retraction deadline date") following the cash settlement notice deadline date. If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable). If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted on or before the conversion retraction deadline date, then settlement in cash or in shares and cash will occur on the third Business Day following the final day of the 20 consecutive trading-day period beginning on, and including, the trading day after the conversion retraction deadline date (the "cash settlement averaging period"). If we satisfy the entire conversion obligation in Common Shares, then settlement will occur on the third Business Day following the conversion date. However, if a holder surrenders a Note for conversion in connection with a "make-whole fundamental change" under circumstances where we must increase the conversion rate applicable to that Note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the second Business Day after the latest of:

-    the date the holder surrenders the Note for conversion;

-    the last trading day in the applicable cash settlement averaging period;
     and

-    the effective date of the make-whole fundamental change.

Settlement amounts will be computed as follows:

- If we satisfy the entire conversion obligation in shares, we will deliver a number of whole shares to the Note holders for each US$1,000 principal amount of Notes to be converted equal to the conversion rate. In addition, we will pay cash for all fractional Common Shares as described above under "-- General."

- If we elect to satisfy the entire conversion obligation in cash, we will deliver to the Note holders for each US$1,000 principal amount of Notes to be converted cash in an amount equal to the product of:

     - the conversion rate in effect at the close of business on the last trading day of cash settlement averaging period, and

     - the average of the applicable cash settlement share prices of Common Shares during the cash settlement averaging period.

     The "applicable cash-settlement share price," with respect to a trading day, is equal to the volume-weighted average price per Common Share on the NASDAQ Global Market on such trading day. We will make appropriate adjustments to the applicable cash-settlement share prices in accordance with the Indenture to account for the occurrence of certain events during the cash settlement averaging period.

     "Trading day" generally means any day during which

     -    trading in Common Shares generally occurs; and

     -    there is no "market disruption event" (a described below).

     "Market disruption event" generally means (i) a failure by the primary United States national securities exchange or market on which Common Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for Common Shares for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Common Shares or in any options, contracts or future contracts relating to Common Shares.

DESCRIPTION OF NOTES

     The "volume weighted average price" per Common Share on any trading day means such price (expressed in US dollars) on the NASDAQ Global Market or, if Common Shares are not listed on the NASDAQ Global Market, on the principal US exchange on which Common Shares are then listed, as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per Common Share (expressed in US dollars) on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

     Because, in this case, the amount of cash that we deliver on conversion will be calculated based on the applicable cash-settlement share price over a 20 trading-day period, holders of Notes bear the market risk that Common Shares will decline in value between the time they surrender their Notes for conversion and the day we deliver cash upon conversion.

- If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to the holder, for each US$1,000 principal amount of Notes to be converted, the cash amount and a number of shares equal to (i) the conversion rate in effect at the close of business on the last trading day of cash settlement averaging period, minus (ii) the cash amount divided by the average of the applicable cash-settlement share prices of Common Shares during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional Common Shares as described above under "-- General." Because, in this case, the number of Common Shares that we deliver on conversion will be calculated over a 20 trading-day period, holders of Notes bear the market risk that Common Shares will decline in value between the time they surrender their Notes for conversion and the day we deliver the Common Shares due upon conversion.

CONVERSION AFTER THE FINAL NOTICE DATE

With respect to conversions where the conversion date is after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will publicly announce, through a reputable national newswire service, the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). We will notify the Trustee of this election on the same date we make the public announcement.

If the conversion date with respect to a Note is after the final notice date, the following procedures will apply:

- settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "--Conversion on or before the final notice date," except that the cash settlement averaging period shall be the 20 trading-day period beginning on the trading day after the conversion date; and

- the conversion retraction deadline date will be the second Business Day following the conversion date.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of any future indebtedness. See "Risk factors -- We may not have the ability to raise the funds to purchase the Notes on the purchase dates or upon a change in control or, if we irrevocably elect to settle the conversion of the Notes in cash and shares, make the cash payment due upon conversion." Our failure to pay cash on the Notes when converted would result in an event of default with respect to the Notes.

OUR RIGHT TO IRREVOCABLY ELECT PAYMENT METHOD

Notwithstanding the provisions described under "-- Conversion on or before the final notice date" and "--Conversion after the final notice date" above, at any time before maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the Notes converted after the date of

DESCRIPTION OF NOTES

such election, with any remaining amount to be satisfied in Common Shares. Such election shall be in our sole discretion without the consent of the holders of the Notes, by publicly announcing, through a reputable national newswire service, that we have made such election. The election shall not be effective before November 15, 2011. We also must, on the election date and the effective date (if they are not the same date), mail written notice of our election to the Trustee and each holder of Notes. If the conversion date with respect to a Note tendered for conversion is after the effective date, such notice of conversion will not be retractable, the cash settlement averaging period will be the 20 trading-day period beginning on the trading day after the conversion date, and settlement (in cash or in shares and cash) will occur on the Business Day following the final day of the cash settlement averaging period. However, if after the effective date a holder surrenders a Note for conversion in connection with a "make-whole fundamental change" under circumstances where we must increase the conversion rate applicable to that Note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the second Business Day after the latest of:

-    the date the holder surrenders the Note for conversion;

-    the last trading day in the applicable cash settlement averaging period;
     and

-    the effective date of the make-whole fundamental change.

See "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change."

We will deliver, for each US$1,000 principal amount of Notes submitted for conversion a settlement amount equal to the sum of the "daily settlement amounts" (as described below) for each of the 20 trading days during the cash settlement averaging period.

The "daily settlement amount," for each of the 20 trading days during the cash settlement averaging period, consists of:

- cash equal to the lesser of US$50 and the "daily conversion value" (as described below); and

- to the extent the daily conversion value exceeds US$50, a number of shares equal to:

     -    the excess of the daily conversion value over US$50, divided by

     - the volume-weighted average price of Common Shares on that trading day.

We will deliver cash in lieu of any fractional Common Shares based on the volume-weighted average price per Common Share on the trading day immediately preceding the conversion date.

The "daily conversion value" on a given trading day generally means one-twentieth of the product of:

-    the applicable conversion rate; and

-    the volume-weighted average price per Common Share on that trading day.

If we irrevocably elect to deliver cash upon conversion of the Notes, we may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion after the election date. Furthermore, payment of cash upon conversion may violate the terms of our existing or future indebtedness. See "Risk factors -- We may not have the ability to raise the funds to purchase the Notes on the purchase dates or upon a change in control or, if we irrevocably elect to settle the conversion of the Notes in cash and shares, make the cash payment due upon conversion." Our failure to pay cash on the Notes when converted would result in an event of default with respect to the Notes.

CONDITIONS FOR CONVERSION

The Notes will become convertible only in certain circumstances, which we describe below. If the Notes become convertible, we will provide written notice to holders, at their addresses appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the Notes have become convertible, stating, among other things:

-    the event causing the Notes to become convertible;

DESCRIPTION OF NOTES

- the time during which the Notes will be convertible as a result of that event;

- if that event is a transaction described under "-- Conversion upon the occurrence of certain corporate transactions," the anticipated effective date of the transaction; and

- the procedures holders must follow to convert their Notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the Notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the Notes will remain convertible for an additional Business Day for each Business Day, on or after the first date the Notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the Notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their Notes in connection with that make-whole fundamental change, as described under "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," then the increased conversion rate will continue to apply to holders that convert their Notes during any period that the convertibility of the Notes pursuant to that make-whole fundamental change is so extended.

Holders may surrender their Notes for conversion only in the circumstances described below. In all cases, the right to convert the Notes will terminate at the close of business on the Business Day immediately preceding the Maturity Date.

CONVERSION BASED ON PRICE OF COMMON SHARES

Prior to maturity or earlier redemption or repurchase, holders may surrender their Notes for conversion during any calendar quarter after the calendar quarter ending December 31, 2006, if the "closing sale price" (as defined in the Indenture) of Common Shares for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date (as defined in the Indenture) of the event occurs, during that 30 consecutive trading day period.

The "closing sale price" of Common Shares on any trading day generally means the closing sale price per Common Share (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the US principal national securities exchange on which Common Shares are listed or as otherwise provided in the Indenture.

CONVERSION UPON SATISFACTION OF THE TRADING PRICE CONDITION

Prior to maturity or earlier redemption or repurchase, holders may surrender their Notes for conversion during the five consecutive Business Days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "Note measurement period") in which the average trading price per US$1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the Notes during the Note measurement period. We refer to this condition as the "trading price condition."

For purposes of the trading price condition, the "conversion value" per US$1,000 principal amount of Notes on a trading day is the product of the closing sale price per Common Share and the conversion rate of the Notes in effect on that trading day.

Except as described below, the "trading price" of the Notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for US$5,000,000 principal amount of Notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can

DESCRIPTION OF NOTES

reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

- the bid solicitation agent cannot reasonably obtain at least one bid for US$5,000,000 principal amount of Notes from an independent nationally recognized securities dealer; or

- in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the Notes, then the trading price per US$1,000 principal amount of Notes will be deemed to be equal to 97% of the product of the closing sale price of Common Shares on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the Notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per US$1,000 principal amount of Notes would be equal to or less than 97% of the conversion value of the Notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the Notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

CONVERSION BASED ON REDEMPTION

If we call a Note for redemption, the holder of that Note may surrender the Note for conversion at any time before the close of business on the Business Day immediately preceding the redemption date. For a discussion of the manner in which we may redeem the Notes, see "-- Redemption of Notes at our option."

CONVERSION UPON THE OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS

If:

- a "fundamental change," as described below, or a "make-whole fundamental change," as described under "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" occurs; or

- we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which Common Shares would be converted into or exchanged for, or would constitute solely the right to receive, cash, other securities or other property, then a holder may surrender its Notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a "make-whole fundamental change," then the Notes may also be surrendered for conversion at any time during the "make-whole conversion period" described under "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," and if the transaction is a "change in control," then the Notes may also be surrendered for conversion at any time until, and including, the change in control repurchase date for that change in control. Holders that convert their Notes in connection with a "make-whole fundamental change" may in some circumstances also be entitled to an increased conversion rate. See "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change."

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under "-- Adjustments to the conversion rate" below, then we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their Notes for conversion beginning on the date we mail the notice (or, if earlier, the date the Indenture requires us to mail the notice) until the close of business on the Business Day immediately preceding the "ex date" (as defined in the Indenture) of the transaction or until we announce that the transaction will not take place.

DESCRIPTION OF NOTES

A "fundamental change" generally will be deemed to occur upon the occurrence of a "change in control" as described in "-- Holders may require us to repurchase their Notes upon a change in control," and a "termination of trading." A "termination of trading" is deemed to occur if Common Shares (or other Common Shares into which the Notes are then convertible) are not listed for trading on a US national securities exchange.

CONVERSION DURING SPECIFIED PERIODS

The Notes may be surrendered for conversion:

- at any time from, and including, October 15, 2009 to, and including, November 15, 2009;

- at any time from, and including, October 15, 2011 to, and including, November 15, 2011; and

-    at any time on or after November 15, 2021.

MANDATORY CONVERSION UPON A MAKE-WHOLE FUNDAMENTAL CHANGE

If a make-whole fundamental change occurs prior to November 15, 2011, then we may, at our option, cause all, and not less than all, of the outstanding Notes to be automatically converted on the Business Day immediately following the last day of the applicable make-whole conversion period. The increase in the conversion rate that applies during this make-whole conversion period, as described under "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," will also apply to such an automatic conversion. If we elect to cause the Notes to be converted, we will publicly announce, through a reputable national newswire service, that we have made the election, no later than the fifth Business Day after the effective date of the make-whole fundamental change.

The consideration due upon automatic conversion will be determined as described above under "-- Payment upon conversion," except that:

- the conversion date will be deemed to be the Business Day immediately following the last day of the applicable make-whole conversion period;

-    holders will not be permitted to retract the automatic conversion;

- solely for purposes of determining the cash settlement averaging period, the conversion retraction deadline date will be deemed to be the conversion date;

- if we have not made the irrevocable election referred to under "-- Our right to irrevocably elect payment method" above, then the public announcement referred to above will specify the dollar amount of our conversion obligation that we will settle in cash (which must be expressed as either 100% of the conversion obligation or a fixed dollar amount per US$1,000 principal amount of Notes); and

- holders must surrender their Notes to the conversion agent before they may receive the consideration due upon the automatic conversion.

CHANGE IN THE CONVERSION RIGHT UPON CERTAIN RECLASSIFICATIONS, BUSINESS COMBINATIONS AND ASSET SALES

Except as provided in the Indenture and as described below, if we reclassify the Common Shares or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets (or if we and/or our subsidiaries sell, transfer, lease, convey or otherwise dispose of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis), in each case pursuant to which the Common Shares would be converted into or exchanged for, or would constitute solely the right to receive, cash, other securities or other property, then, at the effective time of the transaction, the right to convert a Note will be changed into a right to convert it into the kind and amount of cash, other securities or other property (the "reference property"), which a holder of such Note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the Note and, upon such conversion, received, immediately before the transaction, a number of Common Shares equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the Note. However, at and after the effective time of the transaction, the settlement of

DESCRIPTION OF NOTES

our conversion obligation will continue to be made in accordance with the provisions described under "-- Payment upon conversion" above, except that any shares that would have been due upon conversion will instead be payable in reference property based on the fair value of the reference property. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each Note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets, or of less than all of the property or assets of us and our subsidiaries on a consolidated basis.

If a transaction described above occurs and holders of Common Shares have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the Notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the "reference property" described above. Once the election is made, it will apply to all holders of Notes after the effective time of the transaction. We have agreed in the Indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Despite the previous paragraphs, if, before the date that is five years and a day after the last date of original issuance of the Notes (being November 17, 2006, the date of closing of the over-allotment option), such a change in the conversion right would entitle holders of Notes to receive, upon conversion of the Notes, any property (including cash) or securities that would not constitute "prescribed securities" for the purpose of clause 212(1)(b)(vii)(E) of the Tax Act (which we refer to in this prospectus as "ineligible consideration"), then there will be no change to the right of the holders of Notes to convert their Notes into shares of Neurochem and holders will not have any right to receive such ineligible consideration, but we or the successor or acquiror, as the case may be, will have the right (at our sole option or that of the successor or acquiror, as the case may be) to satisfy the obligation to deliver shares of Neurochem by instead delivering either such ineligible consideration or "prescribed securities" with a market value comparable to that of the ineligible consideration. In general, prescribed securities include Common Shares and other shares which are not redeemable by the holder within five years of the date of issuance. We will give notice to Note holders at least 30 days before the effective date of such a transaction in writing and by release to a business newswire stating the consideration into which the Notes will be convertible after the effective date of the transaction. After we give the notice, we or the successor or acquiror, as the case may be, may not change the consideration to be delivered upon conversion of the Notes, except in accordance with any other provision of the Indenture.

ADJUSTMENTS TO THE CONVERSION RATE

Subject to the terms of the Indenture, we will adjust the conversion rate for:

-    dividends or distributions on Common Shares payable in Common Shares;

-    subdivisions, combinations or certain reclassifications of Common Shares;

- distributions to all or substantially all holders of Common Shares of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for Common Shares, or securities convertible into or exchangeable or exercisable for Common Shares, at a price per share that is less than the "current market price" (as defined in the Indenture) per Common Share on the record date for the distribution;

- dividends or other distributions to all or substantially all holders of Common Shares of shares of our or any of our existing or future subsidiaries' capital stock (other than Common Shares), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of Common Shares of certain rights or warrants (other than those covered in the immediately preceding bullet point or,

DESCRIPTION OF NOTES

     as described below, certain rights or warrants distributed pursuant to a shareholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants to acquire Common Shares, if we make certain arrangements for holders of Notes to receive those rights and warrants upon conversion of the Notes;

- cash dividends or other cash distributions by us to all or substantially all holders of Common Shares, other than distributions described in the following bullet point; and

- distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for Common Shares, where such cash and the value of any such other consideration per Common Share validly tendered or exchanged exceeds the closing sale price per Common Share on the first trading day after the expiration of the tender or exchange offer.

Subject to the provisions of the Indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the open of business on the "ex date" for the cash distribution by a fraction whose numerator is the "current market price" (as defined in the Indenture) per Common Share on that "ex date" and whose denominator is that "current market price" less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that either:

-    the adjustment would reduce the conversion price below US$0.0001; or

- pursuant to the fifth bullet point above, the adjustment would result in a reduction of the conversion price below CDN$15.83. See "Limitations on adjustments due to shareholder approval requirements."

"Current market price" per Common Share on a date generally means the average of the closing sale prices of Common Shares for the 10 consecutive trading days ending on, but excluding, the earlier of that date or the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the Indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

- we will not adjust the conversion rate pursuant to the first six bullet points above until the earliest of these triggering events occurs; and

- we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The Indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of Notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the Indenture.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2006, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if we mail a notice of redemption or a fundamental change or make-whole fundamental change, or any transaction described under "-- Conversion upon the occurrence of certain corporate transactions" above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the NASDAQ Global Market and the TSX, we may, from time to time, increase the conversion rate by any amount for a period of at

DESCRIPTION OF NOTES

least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

A distribution of rights pursuant to any future shareholder rights plan will not trigger a conversion rate adjustment pursuant to the fourth bullet point above so long as we have made proper provision to provide that holders will enjoy such rights after conversion in accordance with the terms of the Indenture.

Except as we have described above, we will not adjust the conversion rate for the issuance of Common Shares or the right to purchase Common Shares or securities convertible into or exchangeable or exercisable for Common Shares.

ADJUSTMENT TO THE CONVERSION RATE UPON THE OCCURRENCE OF A MAKE-WHOLE FUNDAMENTAL CHANGE

If, prior to November 15, 2011:

- there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act (we refer to such a transaction as an "asset sale make-whole fundamental change"); or

- there occurs any transaction or series of related transactions (other than a "listed stock business combination" as described under "-- Holders may require us to repurchase their Notes upon a change in control"), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) Common Shares are exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a "make-whole fundamental change"), then we will increase the conversion rate applicable to Notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 40th Business Day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a "change in control," as described under "-- Holders may require us to repurchase their Notes upon a change in control," to, and including, the change in control repurchase date for that change in control). We refer to this period as the "make-whole conversion period."

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election referred to above to change the conversion right in lieu of increasing the conversion rate. In addition, no later than the third Business Day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a Note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

DESCRIPTION OF NOTES

THE INCREASE IN THE CONVERSION RATE

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the "effective date," and the "applicable price." If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under "-- Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Shares in the make-whole fundamental change consists solely of cash, then the "applicable price" will be the cash amount paid per Common Share in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets (or for the property and assets of us and our subsidiaries on a consolidated basis) consists solely of cash, then the "applicable price" will be the cash amount paid for our property and assets, expressed as an amount per Common Share outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the "applicable price" will be the average of the "closing sale prices" (as defined in the Indenture) per Common Share for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per US$1,000 principal amount of Notes that will be added to the conversion rate applicable to Notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of Common Shares, cash or combination of cash and Common Shares that are due upon conversion, as described under "--Payment upon conversion" above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

- whose numerator is the conversion rate in effect immediately before the adjustment; and

-    whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "-- Adjustments to the conversion rate."

                           NUMBER OF ADDITIONAL SHARES
                    (per US$1,000 principal amount of Notes)

                                                           EFFECTIVE DATE
                      ---------------------------------------------------------------------------------------
                      NOVEMBER 3,   NOVEMBER 15,    NOVEMBER 15,   NOVEMBER 15,   NOVEMBER 15,   NOVEMBER 20,
 APPLICABLE PRICE         2006          2007            2008           2009           2010           2011
 ----------------     -----------   ------------   -------------   ------------   ------------   ------------
US$16.43...........      10.14          10.14          10.14           10.14          10.14          10.14
US$20.00...........      10.14          10.14          10.14            9.67           7.41           0.00
US$25.00...........       6.83           7.45           6.53            5.29           3.38           0.00
US$30.00...........       4.21           4.75           4.05            3.15           1.85           0.00
US$35.00...........       2.64           3.15           2.64            2.01           1.21           0.00
US$40.00...........       1.65           2.14           1.78            1.35           0.89           0.00
US$45.00...........       1.00           1.48           1.23            0.95           0.69           0.00
US$50.00...........       0.57           1.04           0.87            0.70           0.60           0.00
US$55.00...........       0.28           0.75           0.64            0.54           0.55           0.00
US$60.00...........       0.10           0.55           0.50            0.50           0.50           0.00

DESCRIPTION OF NOTES

The numbers of additional shares set forth in the table above are based on the volume weighted average price of US$16.43 per Common Share on November 3, 2006.

The exact applicable price and effective date may not be as set forth in the table above, in which case:

- if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

- if the actual applicable price is greater than US$60.00 per share (subject to adjustment), we will not increase the conversion rate; and

- if the actual applicable price is less than US$16.43 per share (subject to adjustment), we will not increase the conversion rate.

ADJUSTMENT TO THE CONVERSION RATE FROM OCTOBER 15, 2009 TO NOVEMBER 15, 2009

The conversion rate will be adjusted, as of the open of business on October 15, 2009, to an amount equal to a fraction whose numerator is US$1,000 and whose denominator is the adjusted average of the closing sale prices of Common Shares during the 20 trading days immediately preceding, and including, the third Business Day immediately preceding October 15, 2009. However, no such adjustment will be made if the adjustment would reduce the conversion rate otherwise then in effect, and if a condition for conversion (other than pursuant to the first bullet point under "-- Conversion rights," "-- Conditions for conversion" and "-- Conversion during specified periods") has been satisfied. On and after November 15, 2009, the conversion rate will be readjusted back to the conversion rate that was in effect immediately before the adjustment described above, after giving effect to any other conversion rate adjustments that were required to be made from, and including, October 15, 2009 to, and including, November 15, 2009. A holder that converts a Note during this period will continue to be entitled to receive, in cash (in addition to Common Shares, or, at our option, cash or a combination of cash and Common Shares, due upon conversion), unpaid interest that has accrued on the portion of the Note being converted to, but excluding, the conversion date. Such holder will not be required to make any payment to the conversion agent upon conversion. However, if the conversion date is after a record date and on or before the related Interest Payment Date, then unpaid interest that has accrued to, but excluding, that Interest Payment Date will be paid, on that Interest Payment Date, to the holder of record of the Note at the close of business on that record date, and the holder converting the Note will not be entitled to such accrued and unpaid interest unless the holder was also such record holder.

If we adjust the conversion rate as described in the paragraph above and we decide to seek shareholder approval in connection with the issuance of Common Shares upon conversion in accordance with the listing standards of the TSX described in the paragraph below, we will be permitted to delay the due date by which we otherwise would be required to deliver the consideration due upon such conversion until the fifth Business Day after the obtaining of such requisite approval, which approval shall be obtained no later than January 15, 2010.

LIMITATIONS ON ADJUSTMENTS DUE TO SHAREHOLDER APPROVAL REQUIREMENTS

Any adjustment to the conversion rate described above is subject to certain continued listing standards of The NASDAQ Global Market and the TSX which limit the amount by which we may increase the conversion rate without shareholder approval. These standards generally require us to obtain the approval of our shareholders before entering into certain transactions that potentially result in the issuance of over a specified percentage of Common Shares at below the greater of the book or market value thereof (20%, in the case of The NASDAQ Global Market and 25% in the case of the TSX). The listing standards of the TSX also prevent us from increasing the conversion rate as described above to the extent the increase would reduce the conversion price below CDN$15.83 without shareholder approval. Except as described above under "-- Adjustment to the conversion rate from October 15,

DESCRIPTION OF NOTES

2009 to November 15, 2009," we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

REDEMPTION OF NOTES AT OUR OPTION

Prior to November 15, 2011, we cannot redeem the Notes, except as described under "-- Redemption of Notes for tax reasons." We may redeem the Notes at our option, in whole or in part, at any time, and from time to time, on or after November 15, 2011, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of Notes to be redeemed at the address of the holder appearing in the securities register, at a redemption price, payable in cash, equal to 100% of the principal amount of the Notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is after a record date for the payment of an instalment of interest and on or before the related Interest Payment Date, then the payment of interest becoming due on that Interest Payment Date will be payable, on that Interest Payment Date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a Business Day. We will make at least 10 semi-annual interest payments on the Notes before we may redeem the Notes at our option, unless we redeem the Notes for tax reasons, as described under "-- Redemption of Notes for tax reasons," before November 15, 2011.

If the paying agent holds money sufficient to pay the redemption price due on a Note on the redemption date in accordance with the terms of the Indenture, then, on and after the redemption date, the Note will cease to be outstanding and interest on the Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the Note.

The conversion right with respect to any Notes we have called for redemption will expire at the close of business on the last Business Day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding Notes, the Trustee will select the Notes to be redeemed in integral multiples of US$1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the Trustee considers fair and appropriate. However, we may redeem the Notes only in integral multiples of US$1,000 principal amount. If a portion of a holder's Notes is selected for partial redemption and the holder converts a portion of the Notes, the principal amount of the Note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any Notes at our option if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

REDEMPTION OF NOTES FOR TAX REASONS

We may also redeem all, but not less than all, of the Notes for cash if we have or would become obligated to pay to the holder of any Note "additional amounts" that are more than de minimis as a result of any change, announced after November 3, 2006, in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change, after November 3, 2006, in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination), which we refer to as a "change in Canadian tax law." However, we cannot redeem the Notes for tax reasons if, by taking reasonable measures available to us, we can avoid paying additional amounts that are more than de minimis. In addition, to redeem the Notes for tax reasons, we must deliver to the Trustee an opinion of counsel specializing in taxation and an officers' certificate attesting to such a change in such laws, regulations, interpretations or applications and to the obligation to pay such additional amounts. The term "additional amounts" is described under "--Canadian withholding taxes" below.

DESCRIPTION OF NOTES

A redemption by us for tax reasons will be at a redemption price, payable in cash, equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Except in respect of certain excluded holders, we will not reduce the redemption price for applicable Canadian withholding taxes. If the redemption date is after a record date for the payment of an instalment of interest and on or before the related Interest Payment Date, then the payment of interest becoming due on that Interest Payment Date will be payable, on that Interest Payment Date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a Business Day.

We will give holders notice of a redemption of Notes for tax reasons not less than 30 Business Days nor more than 60 Business Days before the redemption date; provided, that (i) we will not give notice of a redemption for tax reasons earlier than 60 Business Days before the earliest date on or from which we would be obligated to pay any additional amounts that are more than de minimus and
(ii) at the time we give the notice, the circumstances creating our obligation to pay such additional amounts are in effect.

Upon receiving such notice of redemption, no later than the close of business on the Business Day prior to the redemption date, each holder who does not wish to have us redeem its Notes will have the right to elect to:

-    convert its Notes; or

- not have its Notes redeemed, provided that no additional amounts will be payable on any payment of interest or principal with respect to the unredeemed Notes after such redemption date. All future payments will be subject to the deduction or withholding of any Canadian taxes required to be deducted or withheld.

The holder must deliver a written notice of election to the paying agent no later than the close of business on the Business Day before the redemption date. A holder may withdraw any notice of election by delivering a written notice of withdrawal to the paying agent before the close of business on the Business Day before the redemption date. Where no election is made, the holder will have its Notes redeemed without any further action.

We will not redeem any Notes for tax reasons if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of November 15, 2011, November 15, 2016 and November 15, 2021 (each, a "purchase date"), a holder may require us to purchase all or a portion of the holder's outstanding Notes, at a price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the Note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all Notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 Business Days before the purchase date until the close of business on the Business Day immediately preceding the purchase date.

We will give notice on a date that is at least 20 Business Days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

-    the amount of the purchase price;

DESCRIPTION OF NOTES

- that Notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the Indenture; and

- the procedures that holders must follow to require us to purchase their Notes, including the name and address of the paying agent.

To require us to purchase its Notes, the holder must deliver a purchase notice that states:

- the certificate numbers of the holder's Notes to be delivered for purchase, if they are in certificated form;

- the principal amount of the Notes to be purchased, which must be an integral multiple of US$1,000; and

- that the Notes are to be purchased by us pursuant to the applicable provisions of the Indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice, in whole or in part, by delivering a written notice of withdrawal to the paying agent before the close of business on the Business Day before the purchase date. The notice of withdrawal must state:

-    the name of the holder;

- a statement that the holder is withdrawing its election to require us to purchase its Notes;

- the certificate numbers of the Notes being withdrawn, if they are in certificated form;

- the principal amount being withdrawn, which must be an integral multiple of US$1,000; and

- the principal amount, if any, of the Notes that remain subject to the purchase notice, which must be an integral multiple of US$1,000.

If the Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a Note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the Note on the later of the purchase date and the time of delivery of the Note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a Note in accordance with the terms of the Indenture, then, on and after that purchase date, the Note will cease to be outstanding and interest on the Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the Note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all Notes holders have elected to have us purchase. Furthermore, financial covenants contained in any future indebtedness we may incur may limit our ability to pay the purchase price to purchase Notes. See "Risk factors -- We may not have the ability to raise the funds to purchase the Notes on the purchase dates or upon a change in control or, if we irrevocably elect to settle the conversion of the Notes in cash and shares, make the cash payment due upon conversion." Our failure to purchase the Notes when required would result in an event of default with respect to the Notes.

We will not purchase any Notes at the option of holders if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any purchase offer, we will, to the extent applicable:

- comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

- file a Schedule TO or any other required schedule under the Securities Exchange Act or other applicable laws, including any applicable Canadian laws.

DESCRIPTION OF NOTES

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A CHANGE IN CONTROL

If a "change in control," as described below, occurs, then we will be required to make an offer to each holder, which we refer to as a "change in control offer," to repurchase for cash all or any portion of its Notes in integral multiples of US$1,000 principal amount, at a price equal to 100% of the principal amount of the Notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the "change in control repurchase date," as described below.

However, if the change in control repurchase date is after a record date for the payment of an instalment of interest and on or before the related Interest Payment Date, then the payment of interest becoming due on that Interest Payment Date will be payable, on that Interest Payment Date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the Notes on a date of our choosing, which we refer to as the "change in control repurchase date." However, the change in control repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the change in control, as described below.

Within 5 Business Days after the occurrence of a change in control, we must mail to all holders of Notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation in the United States. The notice must state, among other things:

-    the events causing the change in control;

-    the date of the change in control;

-    the change in control repurchase date;

-    the last date on which a holder may exercise the repurchase right;

-    the change in control repurchase price;

-    the names and addresses of the paying agent and the conversion agent;

-    the procedures that holders must follow to exercise their repurchase right;

- the conversion rate and any adjustments to the conversion rate that will result from the change in control; and

- that Notes with respect to which a holder has delivered a change in control repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the change in control repurchase notice in accordance with the terms of the Indenture.

To exercise the repurchase right, a holder must deliver a written change in control repurchase notice to the paying agent no later than the close of business on the Business Day immediately preceding the change in control repurchase date. This written notice must state:

- the certificate numbers of the Notes that the holder will deliver for repurchase, if they are in certificated form;

- the principal amount of the Notes to be repurchased, which must be an integral multiple of US$1,000; and

- that the Notes are to be repurchased by us pursuant to the change in control provisions of the Indenture.

A holder may withdraw any change in control repurchase notice, in whole or in part, by delivering to the paying agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the change in control repurchase date. The notice of withdrawal must state:

-    the name of the holder;

DESCRIPTION OF NOTES

- a statement that the holder is withdrawing its election to require us to repurchase its Notes;

- the certificate numbers of the Notes being withdrawn, if they are in certificated form;

- the principal amount of Notes being withdrawn, which must be an integral multiple of US$1,000; and

- the principal amount, if any, of the Notes that remain subject to the change in control repurchase notice, which must be an integral multiple of US$1,000.

If the Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the change in control repurchase price for a Note for which the holder has delivered and not withdrawn a change in control repurchase notice, the holder must deliver the Note, together with necessary endorsements, to the paying agent at any time after delivery of the change in control repurchase notice. We will pay the change in control repurchase price for the Note on the later of the change in control repurchase date and the time of delivery of the Note, together with necessary endorsements.

If the paying agent holds, on the change in control repurchase date, money sufficient to pay the change in control repurchase price due on a Note in accordance with the terms of the Indenture, then, on and after the change in control repurchase date, the Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not the holder delivers the Note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the change in control repurchase price upon delivery of the Note.

A "change in control" generally will be deemed to occur at such time as:

- any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors ("voting stock");

- there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act;

- we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

     - the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger "beneficially own," directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

     - both of the following conditions are satisfied (we refer to such a transaction as a "listed stock business combination"):

          - at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

DESCRIPTION OF NOTES

          - as a result of such consolidation or merger, the Notes become convertible solely into such common stock and associated rights (disregarding our right, as described above, to pay a portion or all of our conversion obligation in cash);

- the following persons cease for any reason to constitute a majority of our board of directors:

     - individuals who on the first issue date of the Notes constituted our board of directors; and

     - any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the Notes or whose election or nomination for election was previously so approved; or

- we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase "all or substantially all" of our property or assets, or of less than all of the property or assets of us and our subsidiaries on a consolidated basis, under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its Notes in accordance with the change in control provisions described above.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the change in control repurchase price for all Notes holders have elected to have us repurchase. Furthermore, financial covenants contained in any future indebtedness we may incur may limit our ability to pay the change in control repurchase price to repurchase Notes. See "Risk factors -- We may not have the ability to raise the funds to purchase the Notes on the purchase dates or upon a change in control or, if we irrevocably elect to settle the conversion of the Notes in cash and shares, make the cash payment due upon conversion." Our failure to repurchase the Notes when required would result in an event of default with respect to the Notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase our debt or otherwise adversely affect holders. The Indenture for the Notes does not restrict our or our subsidiaries' ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the Notes.

In addition, the change in control repurchase feature of the Notes would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the Notes. Furthermore, the change in control repurchase feature of the Notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to our securityholders. We are not aware, however, of any specific effort to accumulate Common Shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

We will not repurchase any Notes at the option of holders upon a change in control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any change in control offer, we will, to the extent applicable:

- comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

- file a Schedule TO or any other required schedule under the Securities Exchange Act or other applicable laws, including any Canadian laws.

RANKING

The Notes will be our unsecured senior obligations and will rank equally with any unsecured senior indebtedness. However, the Notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Notes will also be

DESCRIPTION OF NOTES

effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the Notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

The Notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available for payment on the Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The Indenture prohibits us from consolidating with, or amalgamating or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets, or all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, to another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless, among other things:

- such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia or the laws of Canada or any province or territory thereof;

- such person assumes all of our obligations under the Notes and the Indenture; and

- no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the Indenture, except in the case of a lease, our obligations under the Indenture will terminate.

Some of the transactions described above could constitute a change in control that permits holders to require us to repurchase their Notes, as described under "-- Holders may require us to repurchase their Notes upon a change in control."

There is no precise, established definition of the phrase "all or substantially all of our property or assets" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets, or of less than all of the property or assets of us and our subsidiaries on a consolidated basis.

EVENTS OF DEFAULT

The following are events of default under the Indenture for the Notes:

- our failure to pay the principal of or premium, if any, on any Note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a change in control repurchase date with respect to a change in control or otherwise;

- our failure to pay an instalment of interest or additional interest or additional amounts, if any, on any Note when due, if the failure continues for 30 days after the date when due;

- our failure to satisfy our conversion obligations upon the exercise of a holder's conversion right;

DESCRIPTION OF NOTES

- our failure to timely provide notice (or to make an offer, as the case may be) as described under "--Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," "-- Purchase of Notes by us at the option of the holder," or "-- Holders may require us to repurchase their Notes upon a change in control";

- our failure to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if the failure is not cured within 60 days after notice to us by the Trustee or to the Trustee and us by holders of at least 25% in aggregate principal amount of the Notes then outstanding, in accordance with the Indenture;

- a termination of trading that persists for more than 20 trading days after notice to us by the Trustee or to the Trustee and us by holders of at least 25% in aggregate principal amount of the Notes then outstanding, in accordance with the Indenture;

- a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed (other than indebtedness between Neurochem Inc. and its direct and indirect subsidiaries) in the aggregate principal amount then outstanding of US$5.0 million or more, or acceleration of our or our subsidiaries' indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the Trustee or to us and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the Indenture;

- failure by us or any of our subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least US$5.0 million, if the judgments are not paid or discharged within 30 days; and

- certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a "significant subsidiary."

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the Trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to us and the Trustee, may declare the principal of, and any accrued and unpaid interest, including additional interest, if any, on, all Notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including additional interest, if any, on, all Notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the Notes, by written notice to the Trustee, may rescind or annul such acceleration in certain circumstances, if:

-    the rescission would not conflict with any order or decree;

- all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

-    certain amounts due to the Trustee are paid.

The Indenture does not obligate the Trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the Trustee security or indemnity that is reasonably satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand. Subject to the Indenture, applicable law and the Trustee's rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any


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proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No holder will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture, unless:

- the holder gives the Trustee written notice of a continuing event of default;

- the holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

- the holder or holders offer and, if requested, provide the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense; and

- the Trustee fails to comply with the request within 60 days after the Trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the Notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

-    the payment of any amounts due on the Notes after the applicable due date;
     or

-    the right to convert Notes in accordance with the Indenture.

Except as provided in the Indenture, the holders of a majority of the aggregate principal amount of outstanding Notes may, by notice to the Trustee, waive any past default or event of default and its consequences, other than a default or event of default:

- in the payment of principal of, or premium, if any, or interest, additional interest or additional amounts, if any, on, any Note or in the payment of the redemption price, purchase price or change in control repurchase price;

- arising from our failure to convert any Note in accordance with the Indenture; or

- in respect of any provision under the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Note affected.

We will promptly notify the Trustee if a default or event of default occurs. In addition, the Indenture requires us to furnish to the Trustee, on an annual basis, a statement by certain of our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the Indenture or the Notes and describing any such default or event of default. If a default or event of default has occurred and the Trustee has received notice of the default or event of default in accordance with the Indenture, the Trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the Trustee need not mail the notice if the default or event of default:

-    has been cured or waived; or

- is not in the payment of any amounts due with respect to any Note and the Trustee in good faith determines that withholding the notice is in the best interests of holders.

CANADIAN WITHHOLDING TAXES

We will make payments on the Notes without withholding or deducting on account of any present or future Canadian federal, provincial or territorial tax or other government charge ("Canadian taxes"), unless we are required by law to withhold or deduct Canadian taxes. However, if we are required to withhold or deduct any amount on account of Canadian taxes as a result a change in Canadian tax law that occurs after the issuance of the Notes, we will make such withholding or deduction and pay, as additional interest, additional amounts that would be necessary so that the net amount received by each holder of Notes after the withholding or deduction (including with respect to additional amounts) will not be less than the amount the holder would have received if Canadian taxes had not been withheld or deducted. We refer to these extra payments as "additional amounts." Where we are not required to withhold on amounts paid or credited to a holder, but such holder is liable for tax under


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Part XIII of the Tax Act on such amounts solely as a result of a change in
Canadian tax law, we will make a similar payment of additional amounts to such a holder (other than an excluded holder, as described below). Subject to the terms of the Indenture, however, we will not pay additional amounts on payments on Notes whose beneficial owner:

- is subject to Canadian tax on those payments because it carries on business in Canada, other than solely by virtue of holding of the Notes;

- fails to comply with any administrative requirements necessary as a precondition to exemption from withholding Canadian taxes;

- is a person with which we do not deal at arm's length (within the meaning of the Tax Act; or

- has elected not to have its securities redeemed pursuant to a redemption for tax reasons.

We refer to these beneficial owners as "excluded holders." We will remit the amount we withhold or deduct to the relevant authority. References in this description of the Notes to the payment of premium or interest on any Note, or any consideration due upon conversion of a Note, include the payment of additional amounts to the extent that additional amounts are, were or would be payable in such context.

We will furnish to the Trustee, within 30 days after the date that the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that we have made the payment. We will indemnify and hold harmless each holder of Notes (other than excluded holders), and, upon written request, reimburse each such holder, for the amount of:

- any Canadian taxes that we do not withhold or deduct and that are levied or imposed on and paid by the holder or beneficial owner as a result of payments made under or with respect to the Notes and that are payable as a result of a change in Canadian tax law;

- any liability (including penalties, interest and expenses) arising from, or with respect to, such Canadian taxes;

- any Canadian taxes that are levied or imposed with respect to any payment made under the preceding two bullet points; and

- any amount of tax (including interest, penalty or expenses) for which a beneficial owner of the Notes would be liable for in its jurisdiction of residence as a result of the payment of additional amounts and for which a foreign tax credit or similar relief or remission would not be available.

MODIFICATION AND WAIVER

We may amend or supplement the Indenture or the Notes with the consent of the Trustee and holders of at least a majority in aggregate principal amount of the outstanding Notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance with any provision of the Indenture or Notes. However, without the consent of the holders of each outstanding Note affected, no amendment, supplement or waiver may:

- change the stated maturity of the principal of, or the payment date of any instalment of interest, additional interest or additional amount on, any Note;

- reduce the principal amount of, or any premium, interest, additional interest or additional amounts on, any Note;

- change the place, manner or currency of payment of principal of, or any premium, interest, additional interest or additional amounts on, any Note;

- impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any Note;

- modify, in a manner adverse to the holders of the Notes, the provisions of the Indenture relating to the right of the holders to require us to purchase Notes at their option or upon a change in control;

- modify the ranking provisions of the Indenture in a manner adverse to the holders of Notes;


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-    adversely affect the right of the holders of the Notes to convert their
     Notes in accordance with the Indenture;

- reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a modification or amendment of the Indenture or the Notes;

- reduce the percentage in aggregate principal amount of outstanding Notes whose holders must consent to a waiver of compliance with any provision of the Indenture or the Notes or a waiver of any default or event of default; or

- modify the provisions of the Indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the Trustee's consent, amend or supplement the Indenture or the Notes without notice to or the consent of any holder of the Notes to:

- evidence the assumption of our obligations under the Indenture and the Notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, in accordance with the Indenture;

- make adjustments in accordance with the Indenture to the right to convert the Notes upon certain reclassifications or changes in Common Shares and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis;

- make any changes or modifications to the Indenture necessary in connection with the registration of the public offer and sale of the Notes under the US Securities Act pursuant to the Registration Rights Agreement or the qualification of the Indenture under the Trust Indenture Act;

-    secure our obligations in respect of the Notes;

- add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us; or

- make provision with respect to adjustments to the conversion rate as required by the Indenture or to increase the conversion rate in accordance with the Indenture.

In addition, we and the Trustee may enter into a supplemental Indenture without the consent of holders of the Notes in order to cure any ambiguity, defect, omission or inconsistency in the Indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder.

Except as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, by notice to the Trustee, generally may:

- waive compliance by us with any provision of the Indenture or the Notes, as detailed in the Indenture; and

- waive any past default or event of default and its consequences, except a default or event of default:

     - in the payment of principal of, or premium, if any, or interest, additional interest or additional amounts on, any Note or in the payment of the redemption price, purchase price or change in control repurchase price;

     - arising from our failure to convert any Note in accordance with the Indenture; or

     - in respect of any provision under the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Note affected.


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DISCHARGE

We may generally satisfy and discharge our obligations under the Indenture by:

-    delivering all outstanding Notes to the Trustee for cancellation; or

- depositing with the Trustee or the paying agent after the Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or change in control repurchase date, cash sufficient to pay all amounts due on all outstanding Notes and paying all other sums payable under the Indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party or by which we are bound.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the Indenture and Notes. These calculations include, but are not limited to, determination of the trading price of the Notes, the current market price of Common Shares, the number of shares, if any, issuable upon conversion of the Notes and amounts of interest, additional interest and additional amounts payable on the Notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of Notes. We will provide a copy of these calculations to the Trustee, as required, and, absent manifest error, the Trustee is entitled to rely on the accuracy of our calculations without independent verification.

RULE 144A INFORMATION, SEC REPORTING

If at any time we are not subject to the reporting requirements of the Securities Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the Notes or underlying Common Shares, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the US Securities Act to facilitate the resale of those Notes or shares pursuant to Rule 144A. In addition, we must provide the Trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act as soon as reasonably practicable, but in no event later than two Business Days, after the time those reports are filed with the SEC.

REPORTS TO TRUSTEE

We will regularly furnish to the Trustee copies of our annual report to shareholders, containing audited financial statements, and any other financial reports which we furnish to our shareholders.

UNCLAIMED MONEY

If money deposited with the Trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the Notes remains unclaimed for two years, the Trustee and paying agent will pay the money back to us upon our written request. However, the Trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or paying agent pays the money back to us, holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the Trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the Trustee any Notes surrendered to them for transfer, exchange, payment or conversion, and the Trustee will promptly cancel those Notes in accordance with its customary procedures. We will not issue new Notes to replace Notes that we have paid or delivered to the Trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue,


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DESCRIPTION OF NOTES

resell or surrender to the Trustee for cancellation any Notes we purchase in this manner. Notes surrendered to the Trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen Notes at the holder's expense upon delivery to the Trustee of the mutilated Notes or evidence of the loss, destruction or theft of the Notes satisfactory to the Trustee and us. In the case of a lost, destroyed or stolen Note, we or the Trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the Trustee.

TRUSTEE AND TRANSFER AGENT

The Trustee for the Notes is The Bank of New York, and we have appointed the Trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the Notes. The Indenture permits the Trustee to deal with us and any of our affiliates with the same rights the Trustee would have if it were not Trustee. However, under the Trust Indenture Act, if the Trustee acquires any conflicting interest and there exists a default with respect to the Notes, the Trustee must eliminate the conflict or resign. The Bank of New York and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. If an event of default occurs and is continuing, the Trustee must exercise its rights and powers under the Indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The Indenture does not obligate the Trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the Trustee security or indemnity that is reasonably satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand.

The US transfer agent for Common Shares is Computershare Trust Company, Inc., and the Canadian transfer agent for Common Shares is Computershare Investor Services Inc.

LISTING AND TRADING

The Notes are eligible for trading by qualified institutional buyers on The PORTAL Market. We have not applied, and do not intend to apply, to list the Notes on any securities exchange.

ENFORCEABILITY OF JUDGMENTS

Since a significant portion of our assets, as well as the assets of a number of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal and interest on any Notes, may not be collectible within the United States.

We have been informed by Davies Ward Phillips & Vineberg LLP, our Canadian counsel, that the laws of the Province of Quebec and the federal laws of Canada applicable therein generally permit the recognition and enforcement of any final and conclusive judgment in personam of any federal or state court located in the State of New York (a "New York Court") against us to be brought in a court of competent jurisdiction of the Province of Quebec, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforceability of the Indenture and the Notes that is not impeachable as void or voidable under the internal laws of the State of New York if:

- the New York Court rendering such judgment had jurisdiction over us, as recognized by the courts of the Province of Quebec or, if applicable, the federal court of Canada (and submission by us in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose with respect to the Notes);

- such judgment was not obtained by fraud or in a manner contrary to natural justice, and the enforcement thereof would not be inconsistent with public policy (as such terms are understood


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DESCRIPTION OF NOTES

     under the laws of the Province of Quebec) or the federal laws of Canada or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

- the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors' rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Quebec or any applicable federal laws in Canada; and

- the action to enforce such judgment is commenced within the appropriate limitation period, except that any court in the Province of Quebec or, if applicable, federal court of Canada may only give judgment in Canadian dollars.

We have been advised by such counsel that there is doubt as to the enforceability in Canada in original actions, or in motions to enforce judgments of US courts, of civil liabilities predicated solely upon US federal securities laws.

FORM, DENOMINATION AND REGISTRATION OF NOTES

GENERAL

The Notes have been issued in registered form, without interest coupons, in denominations of integral multiples of US$1,000 principal amount. Notes sold in reliance on Regulation S under the US Securities Act are represented by an offshore global security. Notes sold in reliance on Rule 144A under the US Securities Act are represented by a Rule 144A global security. See "-- Global securities" below for more information. The Trustee need not:

- register the transfer of or exchange any Note for a period of 15 days before selecting Notes to be redeemed;

- register the transfer of or exchange any Note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of the mailing; or

- register the transfer of or exchange any Note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or change in control repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the Notes not being redeemed, purchased or repurchased.

See "-- Global securities" and "-- Certificated securities" for a description of additional transfer restrictions that apply to the Notes.

We will not impose a service charge in connection with any transfer or exchange of any Note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

GLOBAL SECURITIES

Global securities have been deposited with the Trustee as custodian for DTC, and registered in the name of DTC or a nominee of DTC.

Except in the limited circumstances described below and in "-- Certificated securities," holders of Notes are not entitled to receive Notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

DTC has accepted the global securities in its book-entry settlement system. The custodian and DTC have electronically recorded the principal amount of Notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global security for all purposes under the Indenture, the Notes and the


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Registration Rights Agreement. No owner of a beneficial interest in a global security can transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including UBS Securities LLC, initial purchaser of the Notes), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

SAME-DAY SETTLEMENT AND PAYMENT

We will make payments in respect of the Notes by wire transfer of immediately available funds to the accounts specified by registered holders of the Notes. If a holder of a certificated Note does not specify an account, we will mail a check to that holder's registered address.

We expect the Notes will trade in DTC's Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance their respective rules and operating procedures.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC and by making or receiving payment in accordance with normal procedures for same-day funds


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DESCRIPTION OF NOTES

settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC's settlement date.

Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among their participants, they are under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, UBS Securities LLC (as initial purchaser of the Notes) or the Trustee are responsible for the performance by DTC, Euroclear and Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC, Euroclear and Clearstream and their book-entry systems from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTIFICATED SECURITIES

The Trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

- DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

- an event of default has occurred and is continuing and the Trustee has received a request from DTC to issue certificated securities.

REGISTRATION RIGHTS, ADDITIONAL INTEREST

We and UBS Securities LLC, as initial purchaser of the Notes, entered into the Registration Rights Agreement on November 9, 2006. Pursuant to the Registration Rights Agreement, we agreed:

- to file with the SEC a shelf registration statement covering the Notes and the Common Shares issuable upon conversion of the Notes. We filed a registration statement, of which this prospectus is a part, on January 17, 2007;

- to use our reasonable best efforts to cause the shelf registration statement, if not effective upon filing, to become effective under the US Securities Act as promptly as practicable but in any event by the 180th day after the date we first issue the Notes; and

- to use our reasonable best efforts to keep the shelf registration statement continuously effective under the US Securities Act until there are no registrable securities outstanding.

This prospectus is filed with the SEC and the securities regulatory authorities in each of the Provinces of Canada pursuant to our obligations under the Registration Rights Agreement.

The Registration Rights Agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 30 days in any three-month period and not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances and subject to certain conditions. We refer to such any period during which we may prohibit offers and sales as a "suspension period."

"Registrable securities" generally means each Note and each Common Share issuable upon conversion, redemption, purchase or repurchase of the Notes until the earlier of:


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

DESCRIPTION OF NOTES

- the date the Note or Common Share has been effectively registered under the US Securities Act and disposed of in accordance with the shelf registration statement;

- the date when the Note or Common Share may be resold without restriction pursuant to Rule 144(k) under the US Securities Act or any successor provision thereto; or

- the date when the Note or Common Share has been publicly sold pursuant to Rule 144 under the US Securities Act.

Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Failure to do so will result in the Note holder not being named as a selling securityholder in the shelf registration statement, not being permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement and not being entitled to receive any of the additional interest described in the following paragraph. There can be no assurance that we will be able to maintain an effective and current shelf registration statement as required.

If:

- the shelf registration statement has not become effective under the US Securities Act by the 180th day after the date we first issued the Notes;

- a holder supplies the questionnaire described below after the effective date of the shelf registration statement, and we fail to supplement this prospectus, amend the shelf registration statement, or file a new registration statement, in order to add such holder as a selling securityholder or, in the case of an amendment to the shelf registration statement or new registration statement, such amendment or new registration statement does not become effective, in accordance with the terms of the Registration Rights Agreement;

- the shelf registration statement, or any subsequent registration statement, is filed and has become effective under the US Securities Act but then ceases to be effective (without being succeeded immediately by an additional registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 30 days in any three-month period or an aggregate of 60 days in any 12-month period; or

- we fail to name as a selling securityholder, in any registration statement or amendment thereto, at the time it becomes effective under the US Securities Act, or in any prospectus relating to such registration statement, at the time we file the prospectus or, if later, the time the registration statement or amendment to which such prospectus relates becomes effective under the US Securities Act, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of registrable securities who has provided to us the required selling securityholder information (or, in the case of the second or fourth bullet points above, the applicable holder or holders). We refer to each event described in the bullet points above as a "registration default."

The additional interest we must pay while there is a continuing registration default accrues at a rate per year equal to 0.25% for the 90-day period beginning on, and including, the date of the registration default, and thereafter at a rate per year equal to 0.50%, of the aggregate principal amount of the applicable Notes.

Additional interest will not accrue on any Note after it has been converted or on any cash or Common Shares that we issue as payment of any portion of a make-whole payment. If a Note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that Note. In no event will additional interest be payable with respect to any registration default relating to a failure to register the Common Shares underlying the Notes. For avoidance of doubt, if we fail to register both the Notes and the underlying Common Shares, then additional interest will be payable in connection with the registration default relating to the failure to register Notes.

DESCRIPTION OF NOTES

So long as a registration default continues, we will pay additional interest in cash on May 15 and November 15 of each year to each holder who is entitled to receive additional interest in respect of a Note or underlying Common Shares, as the case may be, of which the holder was the holder of record at the close of business on the immediately preceding May 1 and November 1, respectively. If we call a Note for redemption, purchase a Note pursuant to a purchase at the holder's option or repurchase a Note upon a change in control, and the redemption date, purchase date or change in control repurchase date is after the close of business on a record date and before the related additional Interest Payment Date, we will instead pay the additional interest to the holder that submitted the Note for redemption, purchase or repurchase.

Following the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the US Securities Act or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest.

References in this description of the Notes to the payment of principal or interest on any Note are deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

We agreed in the Registration Rights Agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by release through a US national newswire service. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it before effectiveness of the initial shelf registration statement will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable after the date we receive the completed questionnaire, but in any event within five Business Days after that date (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, file a post-effective amendment or a new shelf registration statement in order to permit resales of such holder's registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within five Business Days after we receive the questionnaire, then we will, except as described below, make the filing within five Business Days after the end of the suspension period. If we file a post-effective amendment or a new registration statement, then we will use our best efforts to cause the post-effective amendment or new registration statement to become effective under the US Securities Act as promptly as practicable, but in any event by the 30th day after the date the Registration Rights Agreement requires us to file the post-effective amendment or new registration statement. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the shelf registration statement after the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 30-day period. We have also agreed to pay all expenses in connection with the performance of our obligations under the Registration Rights Agreement.

To the extent that any holder of registrable securities identified in the shelf registration statement is a broker/dealer, or is an affiliate of a broker/dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC's interpretations, an "underwriter" within the meaning of the US Securities Act. Any holder, whether or not it is an "underwriter," who sells securities by means of the prospectus relating to the shelf registration statement will be subject to certain potential liabilities arising under the US Securities Act for material misstatements or omissions contained in the prospectus. However, a holder of registrable securities that is deemed to be an "underwriter" within the meaning of the US Securities Act may be subject to additional liabilities under the federal securities laws for misstatements and omissions contained in the shelf registration statement.

DESCRIPTION OF NOTES

The above summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from us or the Trustee upon request.

GOVERNING LAW

The Indenture, the Notes and the Registration Rights Agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles. We have submitted to the non-exclusive jurisdiction of any federal or state court in the State of New York for purposes of all legal actions and proceedings instituted in connection with the Indenture, the Notes or the Registration Rights Agreement. As of the issue date of the Notes, we appointed CT Corporations Systems Inc., 111 Eighth Avenue, New York, New York 10011, as our authorized agent upon which process may be served in any such action or proceeding in any federal or state court in the State of New York.

The Equity line of credit facility

THE SECURITIES PURCHASE AGREEMENT

On August 9, 2006, we entered into a securities purchase agreement with Cityplatz for the future issuance and purchase of our Common Shares. This securities purchase agreement established the ELOC. See "Our business - Recent developments - Equity line of credit facility." The following summary of the terms of the ELOC does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the securities purchase agreement with Cityplatz establishing the ELOC. Copies of the securities purchase agreement will be provided upon request. The securities purchase agreement with Cityplatz is also available online at www.sedar.com.

Under the ELOC, Cityplatz, has committed to provide us up to US$60 million as we request it over a 24-month period, in return for Common Shares we issue to Cityplatz. Only one drawdown is allowed in each Draw-Down Pricing Period. The maximum amount we can actually draw pursuant to each request is limited to US$6 million (based on a 21-trading day Draw-Down Pricing Period, and pro-rated for shorter periods). We are under no obligation to issue any Common Shares to Cityplatz or to request a drawdown during any period, although we have agreed to request drawdowns of at least US$25 million over the term of the facility.

The per share dollar amount that Cityplatz pays for our Common Shares for each drawdown includes a 3% discount to the volume-weighted average price of our Common Shares for each day during the Draw-Down Pricing Period after our drawdown request. We will receive the amount of the drawdown less a placement fee equal to 2.4% of gross proceeds payable to the placement agent, Rodman & Renshaw, LLC, which introduced Cityplatz to us. The price per share that Cityplatz ultimately pays is determined by dividing the final drawdown amount by the number of Common Shares that we issue to Cityplatz. The purchase and sale of Common Shares under a drawdown will be settled on the first trading day immediately after each consecutive three trading day period within a Draw-Down Pricing Period.

We are required to comply with Nasdaq's issuer designation requirements. One of those requirements prevents us from issuing more than 19.9% of our outstanding Common Shares unless and until we receive the approval of our shareholders. Additionally, the securities purchase agreement does not permit us to draw funds if the issuance of shares of Common Shares to Cityplatz pursuant to the drawdown would exceed 4.9% of our issued and outstanding Common Shares at the time of issuance. In such cases, we will not be permitted to issue the shares otherwise issuable pursuant to the drawdown and Cityplatz will not be obligated to purchase those Common Shares.

THE DRAWDOWN PROCEDURE AND THE PURCHASE OF OUR COMMON SHARES

We may request a drawdown by sending a drawdown notice to Cityplatz, stating the amount of the drawdown that we wish to exercise and the minimum threshold price at which we are willing to sell the Common Shares.

AMOUNT OF THE DRAWDOWN

No drawdown can be more than US$6 million (subject to proration based on a 21-day Draw-Down Pricing Period).

Additionally, if any of the following events occur during the Draw-Down Pricing Period, the investment amount for that Draw-Down Pricing Period will be reduced by 1/21 (based on a 21-day Draw-Down Pricing Period, pro-rated for shorter periods) and the volume weighted average price of any trading day during a Draw-Down Pricing Period will have no effect on the pricing of the Common Shares purchased during that Draw-Down Pricing Period:

- the volume weighted average price is less than the minimum threshold price we designate;

- trading of the Common Shares is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday; or


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

EQUITY LINE OF CREDIT FACILITY

- if sales of previously drawn down Common Shares pursuant to the registration statement of which this prospectus is a part are suspended by us because of certain potentially material events for more than three hours, in the aggregate.

If we set too high a threshold price, and if our stock price does not consistently meet that level during the Draw-Down Pricing Period after our drawdown request, then the amount that we can draw and the number of shares that we will issue to Cityplatz will be reduced.

Once we draw on the ELOC we cannot make another drawdown request until the following Draw-Down Pricing Period, once a three-trading day cushion period has elapsed.

NUMBER OF COMMON SHARES

The Draw-Down Pricing Period immediately following the drawdown notice is used to determine the number of Common Shares that we will issue in return for the money provided by Cityplatz, which then allows us to calculate the price per share that Cityplatz will pay for our Common Shares.

In order to determine the number of Common Shares that we can issue in connection with a drawdown, take 1/21 of the drawdown amount determined as described above (based on a 21-day Draw-Down Pricing Period, pro-rated for shorter periods), and for each of the 21 trading days immediately following the date on which we give notice of the drawdown, divide it by 97% of the volume-weighted average daily trading price of our Common Shares for that day. The 97% represents Cityplatz's 3% discount. The sum of these 21 daily calculations produces the maximum number of Common Shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the threshold amount, trading is suspended for any given trading day or sales made pursuant to the registration statement are suspended, in which case those days are ignored in the calculation.

NECESSARY CONDITIONS BEFORE CITYPLATZ IS OBLIGATED TO PURCHASE OUR COMMON SHARES

Notably, the following conditions must be satisfied before Cityplatz is obligated to purchase any Common Shares that we may request be purchased from time to time:

- a registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective in order to Cityplatz to resell Common Shares purchased under the ELOC;

- the Common Shares are trading on NASDAQ and all of the shares issuable pursuant to the applicable drawdown documents are listed or quoted (if applicable) for trading on NASDAQ;

- there is a sufficient number of authorized but unissued Common Shares for the issuance of all of the Common Shares issuable pursuant to the drawdown;

- we have not, directly or indirectly, provided Cityplatz with any material, non-public information that has not been made publicly available in a widely disseminated release or otherwise in a manner contemplated by US Securities legislation;

- trading in our Common Shares must not have been suspended by the Securities and Exchange Commission or NASDAQ, nor shall minimum prices have been established on securities whose trades are reported on NASDAQ;

- no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the securities purchase agreement.

A further condition is that we may not issue more than 19.9% of our issued and outstanding Common Shares without first obtaining approval from our shareholders for such excess issuance. In addition, the ELOC agreement provides that we may not issue more than 4.9% of our Common Shares pursuant to any single drawdown.


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

EQUITY LINE OF CREDIT FACILITY

TERMINATION OF THE SECURITIES PURCHASE AGREEMENT

The ELOC established by the securities purchase agreement will terminate 24 months from the effective date of the registration statement of which this prospectus forms a part. The ELOC shall also terminate if (i) the Common Shares are de-listed from NASDAQ unless the Common Shares are listed at such time on a Trading Market and such de-listing is in connection with a subsequent listing on another Trading Market, (ii) the Company is subject to a change of control transaction, (iii) the Company suffers a material adverse effect which cannot be cured prior to the next drawdown notice, or (iv) the registration statement does not become effective by the 12-month anniversary of the date of the securities purchase agreement. The Company may terminate the securities purchase agreement upon five trading days' notice (i) if Cityplatz shall fail to fund a properly noticed drawdown within five trading days of the end of the applicable settlement period or (ii) after it has drawn down at least US$25,000,000 under the ELOC. Either party may also terminate the securities purchase agreement upon five trading days' notice if the volume-weighted average price of the Common Shares is below US$5 for more than 30 consecutive trading days, as adjusted.

COSTS OF CLOSING THE TRANSACTION

At the initial closing of the transaction on August 9, 2006, we paid US$65,000 to cover the legal fees and due diligence expenses of Cityplatz.

INDEMNIFICATION OF CITYPLATZ

Cityplatz is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the securities purchase agreement, the registration statement or this prospectus, except as they relate to information supplied by Cityplatz to us for inclusion in the registration statement and prospectus.


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

Selling securityholders

Securities may be sold under this prospectus by way of a secondary offering by or for the account of certain of our securityholders. The prospectus supplement that we will file with the SEC in connection with any offering of Securities by selling securityholders will include the following information:

-    the names of the selling securityholders;

-    the number of Securities owned by each selling securityholders;

- the number of Securities being distributed for the account of each selling security holder;

- the number of Securities to be owned by the selling securityholders after the distribution and the percentage that number represents of the total number of outstanding Securities;

- whether the Securities are owned by the selling securityholders both of record and beneficially, of record only or beneficially only.

Pursuant to the Registration Rights Agreement, we agreed, inter alia, to file with the SEC and use our best efforts to cause to become effective, a shelf registration statement, of which this prospectus is a part, to permit the holders, from time to time, of the Notes to publicly offer and sell their Notes and the Common Shares issuable upon conversion of the Notes, in the United States. See "Description of the Notes -- Registration rights, additional interest."

Similarly, under the terms of a registration rights agreement entered into in connection with the ELOC, we agreed, inter alia, to file with the SEC, and use commercially reasonable efforts to cause to become effective, a shelf registration statement, of which this prospectus is a part, to permit Cityplatz to publicly offer and sell in the United States the shares purchased under the terms of the ELOC. See "-- Plan of distribution."


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

Plan of distribution

We may sell our Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers, directly or through agents in negotiated transactions, block trades, equity lines of credit or a combination of these methods. This prospectus may also, from time to time, relate to the offering of Securities by certain selling security holders to one or more other purchasers through underwriters, dealers, directly, or through agents.

A prospectus supplement will describe the terms of each Offering, including the names of any underwriters, agents or selling security holders, the number and the purchase price or prices of the Securities, the proceeds to us or any selling shareholder from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to any other dealer. Any discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

Our Securities may be sold from time to time in one or more transactions at prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at privately negotiated prices.

Underwriters, dealers and agents who participate in a distribution of our Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of our Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of Common Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Securities on the TSX, NASDAQ or in private transactions. These sales may be at fixed or negotiated prices. Selling security holders may use any one or more of the following methods when selling Securities:

- ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

- block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

- settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part, to the extent contractually permitted between Neurochem and the selling security holders;

- broker/dealers may agree with the selling security holders to sell a specified number of securities at a stipulated price per Security;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-    a combination of any such methods of sale; or

-    any other method permitted pursuant to applicable law.

Selling security holders may also sell Common Shares under Rule 144 and Notes under Rule 144A under the US Securities Act, as amended, if available, or pursuant to other exemptions from the prospectus or registration requirements rather than under this prospectus.

PLAN OF DISTRIBUTION

Broker/dealers engaged by selling security holders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions or discounts from selling security holders (or, if any broker/dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of Securities or interests therein, selling security holders may enter into hedging transactions with broker/dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. Selling security holders may also, to the extent contractually permitted between the Neurochem and the selling security holders, sell Securities and deliver them to close out their short position, or loan or pledge the Securities to broker/dealers that in turn may sell these securities. Selling security holders may also enter into options or other transactions with broker/dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker/dealer or other financial institution of Securities.

RESALE OF COMMON SHARES ISSUED UNDER THE ELOC

Cityplatz will be an underwriter within the meaning of the US Securities Act and applicable Canadian securities legislation and any broker/dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the US Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the US Securities Act or such legislation. Cityplatz has informed the Company that except with respect to Rodman & Renshaw, LLC, to which we will pay a placement fee equal to 2.4% of gross proceeds of each drawdown, there are no written or oral agreements or understandings, directly or indirectly, with any person to distribute the Common Shares. In no event shall any broker/dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). The Company is required to pay certain fees and expenses incident to the registration of the Common Shares to be sold by Cityplatz. The Company has agreed to indemnify Cityplatz against certain losses, claims, damages and liabilities, including liabilities under the US Securities Act. Neurochem and Cityplatz have obtained an order from the securities regulatory authorities of each of the provinces of Canada (the "ORDER") exempting Cityplatz from the application of certain rules relating to underwriting activities in connection with the purchase and resale of the Common Shares under the ELOC, including the requirement to be registered as a dealer and that its officers, directors and certain of its employees be registered as salespersons or representatives of a registered dealer.

Under the terms and conditions of the Order:

(a)  we are required to:

     -    issue a press release:

          - upon any material change to the pricing provisions of the securities purchase agreement;

          - upon the delivery of a drawdown notice to Cityplatz (the press release will disclose that a drawdown notice has been delivered and will state: that the prospectus related to the drawdown has been (or will be) filed and is (or will be) available on SEDAR and EDGAR, and that purchasers pursuant to the prospectus have, for a period of 40 days after the settlement date of the drawdown, the rights of rescission or damages described in this prospectus under "Purchasers' Statutory Rights"; and

          - immediately following the closing of each drawdown (the press release will disclose the closing of the drawdown, state that the prospectus related to the drawdown has been filed and is available on SEDAR and EDGAR, specify the relevant distribution period and disclose that purchasers pursuant to the prospectus have the rights of


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

PLAN OF DISTRIBUTION

               rescission or damages described in this prospectus under "Purchasers' Statutory Rights";

(b)  Cityplatz:

     - may not solicit offers to purchase Common Shares purchased by it under the securities purchase agreement and must effect all sales of such Common Shares during the distribution period using a dealer unaffiliated with Cityplatz or us; and

     - must make available to the securities regulatory authorities of Canada, upon request, full particulars of its trading and hedging activities and, if relevant, the trading and hedging activities of any associate(s), affiliate(s), or insider(s) of Cityplatz, in relation to our securities during the term of the securities purchase agreement;

(c) the number of Common Shares issued under the terms of the ELOC during any 24-month period during the subsistence of the facility may not exceed 19.9% of the total number of Common Shares outstanding at the beginning of such 24-month period;

(d) the commencement date of each Draw-Down Pricing Period must not be later than five trading days after delivery of the drawdown notice; and

(e) no extraordinary commission or consideration may be paid by Cityplatz to a person or company in respect of the distribution of Common Shares purchased pursuant to the securities purchase agreement.

Notwithstanding the treatment of Cityplatz as an underwriter as set forth above, no underwriter has been involved in the preparation of this prospectus, performed any review of the contents of this prospectus or performed any due diligence with respect to Neurochem in connection with this prospectus.

Because Cityplatz is an "underwriter" within the meaning of the US Securities Act, it will be subject to the prospectus delivery requirements of the US Securities Act including Rule 172 thereunder. Other than Rodman & Renshaw LLC, there is no underwriter or coordinating broker acting in connection with the proposed sale or the resale of Common Shares issued or to be issued by Neurochem to Cityplatz under the terms of ELOC.

We agreed in favour of Cityplatz to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) 24 months from the date of this prospectus, (ii) the expiration of the commitment period of the ELOC or
(iii) all of the Common Shares issuable under the ELOC have been sold pursuant to this prospectus. The Common Shares will be sold only through registered or licensed brokers or dealers if required under applicable securities laws. In addition, in certain states of the United States, the Common Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable United States rules and regulations, any person engaged in the distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Shares of the Company for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Cityplatz will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Shares by Cityplatz or any other person. We will make copies of this prospectus available to Cityplatz and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

RESALE OF THE NOTES OR UNDERLYING COMMON SHARES

The Notes were issued on November 9, 2006 and November 17, 2006 and offered and sold in the United States to qualified institutional buyers in reliance on Rule 144A under the US Securities Act and outside the United States in reliance on Regulation S under the U.S. Securities Act.

PLAN OF DISTRIBUTION

Securityholders are entitled to the benefits of a registration rights agreement described under "Description of the Notes - Registration rights, additional interest," pursuant to which the Company has filed this prospectus as a short form base shelf prospectus with the Securities regulatory authorities in each of the provinces of Canada under the National Instrument 44-102 shelf prospectus system and a registration statement including this prospectus with the SEC under the US Securities Act.

All shelf information omitted from this short form base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this prospectus. Each shelf prospectus supplement will be incorporated by reference into this prospectus as of the date of such prospectus supplement and only for the purposes of the Offering to which such prospectus supplement pertains. The only information that will be contained in any supplement to this prospectus is the information required by applicable securities legislation and a current list of the securityholders who have delivered a completed selling securityholder's questionnaire to the Company (each, an "Electing Holder") and the aggregate principal amount of the Notes held by each such Electing Holder.

An Electing Holder may sell at any time, or from time to time, pursuant to this prospectus, the aggregate principal amount of the Notes held by such Electing Holder as set forth in a prospectus supplement, as the case may be, and the aggregate principal amount payable of the Notes held by such Electing Holders shall thereafter be reduced to the extent of such sales. The Notes held by the Electing Holders were either acquired by them upon the above-mentioned issuance of the Notes at a price of US$1,000 per Note, or in subsequent transactions thereafter at varying prices.

The Company is registering the Securities covered by this prospectus under the US Securities Act and is obtaining a receipt therefor from the Securities regulatory authorities in each of the provinces of Canada to permit any Electing Holders to conduct public secondary trading of these Securities from time to time after the date of this prospectus in accordance with applicable Canadian securities laws and the federal securities laws of the United States.

The Company will not receive any of the proceeds from the sale of the Securities by Electing Holders. The prices for such sales will be determined by Electing Holders or by agreement between Electing Holders and underwriters, dealers or agents who may receive fees or commissions in connection with the sale. The aggregate proceeds to Electing Holders from the sale of the Securities offered by them will be the purchase price of the Securities less discount and commissions, if any.

Once any Security is sold by an Electing Holder pursuant to this prospectus and a related prospectus supplement, such Security becomes freely tradable without restriction in the United States and Canada and is not thereafter covered by this prospectus even if subsequently reacquired by an Electing Holder.

Neurochem Inc.'s outstanding Common Shares are listed on NASDAQ and the TSX. Each has, to the extent necessary, approved the listing of the underlying Common Shares. We do not intend to list the Notes for trading on any securities exchange in the United States or Canada. Accordingly, no assurance can be given as to the development of an active trading market for the Notes. See "Risk Factors."

In order to comply with the securities laws of certain US states and Canadian jurisdictions, if applicable, the Notes and underlying Common Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

The Securityholders and any underwriters, dealers or agents that participate in the distribution of the Securities offered under this prospectus may be deemed to be "underwriters" within the meaning of the U.S. Securities Act, and any discounts, commissions or concessions received by them might be deemed to be underwriting compensation under the US Securities Act.

In addition, any Securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the US Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the Notes or underlying Common Shares described in this prospectus, and any selling Securityholder may transfer, devise or gift such Securities by other means not described in this prospectus.

In connection with any offering of Securities, the underwriters, if any, may offer, allot or effect transactions that stabilize or maintain the market price of the Securities offered at a level above that

PLAN OF DISTRIBUTION

which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Corporate information and registered office

Neurochem Inc. was incorporated on June 17, 1993 under the Canada Business Corporations Act. Neurochem Inc. has an indirect wholly-owned subsidiary, Neurochem (International) Limited, a Swiss corporation. Neurochem (International) Limited is wholly-owned by Neurochem Holdings Limited, a Swiss corporation which is, in turn, wholly-owned by Neurochem Luxco II S.A.R.L., a Luxembourg corporation. Neurochem Luxco II S.A.R.L. is wholly-owned by Neurochem Luxco I S.C.S., a Luxembourg limited partnership whose sole limited partner is Neurochem Inc. and whose sole general partner is Neurochem Luxco I S.A.R.L., a Luxembourg corporation wholly-owned by Neurochem Inc. Neurochem Inc. is also the sole shareholder of Neurochem U.S. LLC, a Delaware limited liability company. All of such entities, other than Neurochem Inc., are sometimes collectively referred to in this prospectus as our "Affiliates."

Our drug development facilities, laboratories and registered office are located in Canada, at 275 Armand-Frappier Boulevard, Laval, Quebec, H7V 4A7. Neurochem (International) Limited has offices in the Parc Scientifique-Ecole Polytechnique Federale de Lausanne in Ecublens, Switzerland.

Documents incorporated by reference

INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA (INCLUDING THE PERMANENT INFORMATION RECORD IN THE PROVINCE OF QUEBEC). Copies of documents incorporated by reference herein and not delivered with this prospectus may be obtained upon request without charge from our Corporate Secretary at 275 Armand-Frappier Boulevard, Laval, Quebec H7V 4A7, telephone (450) 680-4500 or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from our Corporate Secretary at the above-mentioned address and telephone number.

The following documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this prospectus:

- the audited consolidated balance sheets of Neurochem as at December 31, 2005 and 2004 and the audited consolidated statements of operations, deficit and cash flows for the year ended December 31, 2005 and 2004, and for the six-month period ended December 31, 2003 and for the period from inception (June 17, 1993) to December 31, 2005, together with the auditors' report thereon, the Notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the year ended December 31, 2005, December 31, 2004 and for the six-month period ended December 31, 2003;

- the unaudited consolidated balance sheets, consolidated statements of operations, consolidated statements of deficit, consolidated statement of cash flows and the Notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the three-month and nine-month periods ended September 30, 2006 and 2005;

- the annual information form of Neurochem dated March 22, 2006 for the year ended December 31, 2005;

-    the management proxy circular of Neurochem dated March 17, 2006;

- the material change reports of Neurochem dated August 17, 2006 related to the ELOC and the receipt of an approvable letter for KIACTA(TM) and August 18, 2006 related to a change to the board of directors of Neurochem. See "Our business -- Recent developments"; and

- The Material Change Report of Neurochem dated November 10, 2006 related to the private placement of US$40 million aggregate principal amount of Notes. See "Our business -- Recent developments" and "Description of share capital."

Any document of the type referred to in the preceding paragraph along with any management proxy circulars and material change reports (other than any confidential material change reports) filed by Neurochem with a securities commission or similar regulatory authority in any province of Canada, after the date of this prospectus and before the termination of this Offering, will be deemed to be incorporated by reference in this prospectus.

In addition, to the extent indicated in any report on Form 6-K furnished to the SEC, any information included therein shall be deemed to be incorporated by reference in this prospectus. Further, we are incorporating by reference into this prospectus the supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles" in respect of our audited consolidated financial statements as at December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, for the six-month period ended December 31, 2003, and for the period from inception (June 17, 1993) to December 31, 2005, and in respect of our unaudited interim financial statements as at September 30, 2006, and for the nine-month periods ended September 30, 2006 and 2005 which was furnished to the SEC on Form 6-K on January 16, 2007.

DOCUMENTS INCORPORATED BY REFERENCE

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission of a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents filed as part of the registration statement

The following documents have been filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents listed under "Documents incorporated by reference"; (ii) powers of attorney from our directors and officers and from our authorized representative in the United States; (iii) the consent of Davies Ward Phillips & Vineberg LLP, our Canadian counsel, dated __________, 2007; (iv) a Statement of Eligibility of the Trustee on Form T-1; (v) the Indenture; and (vi) the consent of KPMG LLP, dated __________, 2007.

Where you can find more information

Copies of this prospectus and the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of Neurochem Inc., at our registered office; 275 Armand-Frappier Boulevard, Laval, Quebec, H7V 4A7, telephone (450) 680-4500. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (SEDAR), at www.sedar.com.

We have filed with the SEC under the US Securities Act, as amended, a registration statement on Form F-10 relating to the Common Shares and of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, as to which reference is made for further information. We are subject to the informational requirements of the Securities Exchange Act, as amended, and in accordance therewith are required to file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such registration statement, reports and other information may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Copies of all or any portion of the registration statement and such reports and other information may be obtained from the public reference room of the SEC, upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may also read and download some of the documents we have filed with the SEC's EDGAR system at www.sec.gov.

As a "foreign private issuer" under the Securities Exchange Act, we provide to our shareholders proxy statements and annual reports prepared in accordance with applicable Canadian law. Our annual reports are available within 90 days of the end of each fiscal year and will contain our audited consolidated financial statements. We will also make available quarterly reports containing unaudited summary consolidated financial information for each of the first three fiscal quarters. We intend to prepare these financial statements, in accordance with Canadian GAAP and to include a reconciliation to US GAAP in the Notes to the annual consolidated financial statements. We are exempt from provisions of the Securities Exchange Act which require us to provide proxy statements in prescribed form to shareholders and which relate to short swing profit reporting and liability.

Enforcement of civil liabilities

We are incorporated under the laws of Canada. Most of our directors and officers are residents of Canada. Most of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for our US-based security holders to initiate a lawsuit within the United States. It may also be difficult for shareholders to enforce a United States judgment in Canada or elsewhere or to succeed in a lawsuit in Canada or elsewhere based only on violations of United States securities laws.

Transfer agent and registrar

Computershare Investor Services Inc. is the Canadian transfer agent and registrar for Common Shares and Computershare Trust Company, Inc. is the US transfer agent and registrar for Common Shares.

Legal matters

Certain legal matters in connection with the Offering(s) will be passed upon on our behalf by Davies Ward Phillips & Vineberg LLP (Montreal) and Davies Ward Phillips & Vineberg LLP (New York). As of the date of this prospectus, the partners and associates of each of Davies Ward Phillips & Vineberg LLP, and Davies Ward Phillips & Vineberg LLP (New York), respectively, beneficially owned, directly or indirectly, less than 1% of any class of securities of Neurochem or any associated party or affiliate of Neurochem.

Legal proceedings

Other than as specifically disclosed in this prospectus and the documents incorporated by reference, we are not aware of any litigation outstanding, threatened or pending as at the date hereof by or against the Company, which would be material to a purchase of Common Shares or Notes.

Independent chartered accountants

Our auditors are KPMG LLP, located at 600 de Maisonneuve Blvd. West, Suite 1500, Montreal, Quebec, Canada H3A 0A3.

Our consolidated balance sheets as at December 31, 2005 and 2004 and our consolidated statements of operations, deficit and cash flows for the year ended December 31, 2005, and 2004 and the six-month period ended December 31, 2003 and for the period from inception (June 17, 1993) to December 31, 2005 incorporated by reference herein have been audited by our auditors who are independent chartered accountants.

Purchasers' statutory rights

Securities legislation in certain provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities and with remedies for rescission or damages if the prospectus, prospectus supplements relating to securities purchased by a purchaser and any amendment are not delivered to the purchaser, provided that the remedies are exercised by the purchaser within the time limit prescribed by securities legislation. However, purchasers of Common Shares under this prospectus will not have any right to withdraw from an agreement to purchase the Common Shares because the prospectus relating to the Common Shares purchased is, as permitted under the Order, not being delivered and they also will not have remedies of rescission or damages for non-delivery of the prospectus.

Securities legislation in certain of the provinces of Canada also provides purchasers with remedies for rescission or damages if the prospectus, prospectus supplements relating to securities purchased by a purchaser or any amendment contain a misrepresentation, provided that the remedies are exercised by the purchaser within the time limit prescribed by securities legislation. Any remedies under such securities legislation that a purchaser of Common Shares under this prospectus may have against us for rescission or damages if the prospectus, prospectus supplements relating to securities purchased by a purchaser or any amendment contain a misrepresentation remain unaffected by the non-delivery of the prospectus. Purchasers should refer to the applicable provisions of the securities legislation and the Order or consult with a legal advisor for the particulars of their rights.

                                     PART II

                   INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

Indemnification

     Under the Canada Business Corporations Act, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, in the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above.

     The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

     In accordance with provisions of the Canada Business Corporations Act described above, the by-laws of the Registrant provide that the Registrant shall, unless its board of directors otherwise determines in any particular case, indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity, of another entity, to the maximum extent not prohibited by the Canada Business Corporations Act.

     The Registrant maintains directors' and officers' liability insurance that provides coverage for losses as a result of claims against directors and officers of the Registrant and former directors and officers of the Registrant in their capacities as directors or officers of the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

                                    EXHIBITS

Exhibit No.   Description
-----------   -----------
4.1           Annual information form of the Registrant dated March 22, 2006, for the fiscal year ended December 31, 2005 (incorporated by reference to the Registrant's annual report on Form 40-F for the fiscal year ended December 31, 2005)

4.2           Audited consolidated balance sheets of the Registrant as at
              December 31, 2005 and 2004, and the consolidated statements of operations, deficit and cash flows for the years ended December
              31, 2005 and December 31, 2004, for the six-month period ended
              December 31, 2003, and for the period from inception (June 17,
              1993) to December 31, 2005, together with the auditors' report thereon, the Notes thereto, including a reconciliation to United
              States generally accepted accounting principles, and Management's discussion and analysis of financial condition and results of operations in respect of the years ended December 31, 2005 and
              December 31, 2004, and the six-month period ended December 31,
              2003 (incorporated by reference to Registrant's Form 6-K for the month of March, 2006, furnished to the Commission on March 7,
              2006)

4.3           Unaudited consolidated balance sheets, consolidated statements of operations, consolidated statements of deficit, consolidated statement of cash flow and the Notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the three-month and nine-month periods ended September 30, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on November 15,
              2006)

4.4 Management proxy circular of the Registrant dated March 17, 2006 in respect of the annual meeting of shareholders held on May 9, 2006 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on March 24, 2006)

4.5           Supplemental note entitled "Reconciliation to United States
              Generally Accepted Accounting Principles" in respect of the audited consolidated financial statements of the Registrant as at December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, for the six-month period ended December 31, 2003, and for the period from inception (June 17, 1993) to December 31, 2005, and in respect of the Registrant's unaudited interim financial statements as at September 30, 2006, and for the nine-month periods ended September 30, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on January 16, 2007)

4.6 Material change report of the Registrant dated August 17, 2006 related to the entry into of a securities purchase agreement in respect of an equity line of credit (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18, 2006)

4.7 Material change report of the Registrant related to the receipt of an approvable letter for KIACTA(TM) (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18, 2006)

4.8           Material change report of the Registrant dated August 18, 2006 related to a change to the board of directors of Neurochem
              (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18,
              2006)

4.9 Material change report of the Registrant dated November 10, 2006 related to the private placement of US$40 million aggregate principal amount of Notes (incorporated by reference to the Registrant's Form 6-K for the month of November 2006, furnished to the Commission on November 13, 2006)

5.1           Consent of KPMG LLP

5.2           Consent of Davies Ward Phillips & Vineberg LLP*

6.1 Powers of Attorney (included on the signature page of this registration statement)

7.1 Indenture, dated as of November 3, 2006, between the Registrant and The Bank of New York, as trustee (the "Trustee") (incorporated by reference to the Registrant's Form 6-K for the month of November, 2006, furnished to the Commission on November 13, 2006)

7.2           Form T-1 Statement of Eligibility of the Trustee

----------
*    To be filed by amendment.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS

     Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

     Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.


                                      III-1

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Laval, Province of Quebec, Country of Canada, on this 16th day of January, 2007.

                                        NEUROCHEM INC.


                                        By: /s/ Francesco Bellini
                                            ------------------------------------
                                        Name: Francesco Bellini, Ph.D.
                                        Title: Chairman of the Board, President
                                               and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Mariano Rodriguez, David Skinner and Dr. Lise Herbert, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of January, 2007.

Name                                    Title
----                                    -----


/s/ Francesco Bellini                   Chairman, President, Chief Executive
-------------------------------------   Officer and Director (Principal
Francesco Bellini, Ph.D.                Executive Officer)


/s/ Mariano Rodriguez                   Vice President, Finance and Chief
-------------------------------------   Financial Officer (Principal Financial
Mariano Rodriguez                       and Accounting Officer)


/s/ Colin Bier                          Director
-------------------------------------
Colin Bier, Ph.D.


/s/ Jean-Guy Desjardins                 Director
-------------------------------------
Jean-Guy Desjardins


/s/ Andre Desmarais                     Director
-------------------------------------
Andre Desmarais


                                      III-2



/s/ Neil Flanzraich                     Director
-------------------------------------
Neil Flanzraich


/s/ Peter Kruyt                         Director
-------------------------------------
Peter Kruyt


/s/ Francois Legault                    Director
-------------------------------------
Francois Legault


/s/ Frederick H. Lowy                   Director
-------------------------------------
Dr. Frederick H. Lowy


/s/ John Molloy                         Director
-------------------------------------
John Molloy


/s/ Calin Rovinescu                     Director
-------------------------------------
Calin Rovinescu


/s/ Graeme K. Rutledge                  Director
-------------------------------------
Graeme K. Rutledge


/s/ Emil Skamene                        Director
-------------------------------------
Dr. Emil Skamene


/s/ John L. Bernbach                    Director
-------------------------------------
John L. Bernbach


                                      III-3

                            AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant, in the United States on January 16, 2007.


                                        /s/ Neil Flanzraich
                                        ----------------------------------------
                                        Name: Neil Flanzraich
                                        Title: Director


                                      III-4

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                                  EXHIBIT INDEX

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
Exhibit No.   Description
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
4.1           Annual information form of the Registrant dated March 22, 2006, for the fiscal year ended December 31, 2005 (incorporated by reference to the Registrant's annual report on Form 40-F for the fiscal year ended December 31, 2005)

4.2 Audited consolidated balance sheets of the Registrant as at December 31, 2005 and 2004, and the consolidated statements of operations, deficit and cash flows for the years ended December 31, 2005 and December 31, 2004, for the six-month period ended December 31, 2003, and for the period from inception (June 17,
              1993) to December 31, 2005, together with the auditors' report thereon, the Notes thereto, including a reconciliation to United States generally accepted accounting principles, and Management's discussion and analysis of financial condition and results of operations in respect of the years ended December 31, 2005 and December 31, 2004, and the six-month period ended December 31, 2003 (incorporated by reference to Registrant's Form 6-K for the month of March, 2006, furnished to the Commission on March 7,
              2006)

4.3 Unaudited consolidated balance sheets, consolidated statements of operations, consolidated statements of deficit, consolidated statement of cash flow and the Notes thereto and Management's discussion and analysis of financial condition and results of operations in respect of the three-month and nine-month periods ended September 30, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on November 15,
              2006)

4.4 Management proxy circular of the Registrant dated March 17, 2006 in respect of the annual meeting of shareholders held on May 9, 2006 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on March 24, 2006)

4.5 Supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles" in respect of the audited consolidated financial statements of the Registrant as at December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, for the six-month period ended December 31, 2003, and for the period from inception (June 17, 1993) to December 31, 2005, and in respect of the Registrant's unaudited interim financial statements as at September 30, 2006, and for the nine-month periods ended September 30, 2006 and 2005 (incorporated by reference to the Registrant's Form 6-K furnished to the SEC on January 16, 2007)

4.6 Material change report of the Registrant dated August 17, 2006 related to the entry into of a securities purchase agreement in respect of an equity line of credit (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18, 2006)

4.7 Material change report of the Registrant related to the receipt of an approvable letter for KIACTA(TM) (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18, 2006)

4.8 Material change report of the Registrant dated August 18, 2006 related to a change to the board of directors of Neurochem (incorporated by reference to the Registrant's Form 6-K for the month of August, 2006, furnished to the Commission on August 18,
              2006)

4.9 Material change report of the Registrant dated November 10, 2006 related to the private placement of US$40 million aggregate principal amount of Notes (incorporated by reference to the Registrant's Form 6-K for the month of November 2006, furnished to the Commission on November 13, 2006)
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
5.1           Consent of KPMG LLP

5.2           Consent of Davies Ward Phillips & Vineberg LLP*

6.1 Powers of Attorney (included on the signature page of this registration statement)

7.1 Indenture, dated as of November 3, 2006, between the Registrant and The Bank of New York, as trustee (the "Trustee") (incorporated by reference to the Registrant's Form 6-K for the month of November, 2006, furnished to the Commission on November 13, 2006)

7.2           Form T-1 Statement of Eligibility of the Trustee
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*    To be filed by amendment.